ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of this 30th day of September, 2015 (the "Effective Date"), is made and entered into by and between GLOBAL MEDICAL REIT, INC., a Maryland corporation ("Purchaser"), and STAR MEDREAL, LLC, a Texas limited liability company ("Seller").

RECITALS:

A. WHEREAS, Seller owns 24,000 square foot acute care hospital facility with an address of 4100 Mapleshade Lane, Plano, Texas 75075, being Lot 2R, Block 1, 190 Mapleshade Addition, an Addition to the City of Plano, Collin County, Texas, as set forth on Exhibit A, together with the real property, the improvements and all appurtenances thereto (the "Facility," which defined term shall include all of the Assets (as defined in Recital B below) applicable to the Facility). The Facility is located at the address and has the total number of the number of licensed beds as forth on Exhibit A.

B. WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser will purchase, accept and assume from Seller, and Seller will sell, convey, transfer and assign to Purchaser, the following, hereinafter collectively referred to as the "Assets":

(i) Seller's good, indefeasible and insurable fee simple title and all other rights, title and interest of Seller in and to the parcel(s) of real property on which the Facility is located, such real property being more particularly described on Exhibit B, attached hereto (the "Real Property");

(ii) Seller's fee simple title in and to all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Real Property (collectively, the "Improvements");

(iii) all right, title and interest of Seller in and to any alleys, strips or gores adjoining the Real Property, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or proposed, in, under, across, abutting or benefiting the Real Property and all other accessions, appurtenant rights, and privileges of Seller in and to the Real Property and the Improvements;

(iv) all fixtures owned by Seller located on the Real Property and used in connection with the Improvements, excluding all medical equipment and any assets of Star Medical Center, LLC (the "Personal Property); and

(v) all licenses, permits and warranties benefiting the Facility.

C. WHEREAS, simultaneously therewith, Purchaser and Seller intend that Purchaser will lease the Facility to Star Medical Center, LLC, a Texas limited liability company ("Tenant"), pursuant to a lease substantially in accordance with the terms set forth herein (the "Facility Lease"), it being understood that the Facility Lease will be guaranteed by Lumin, LLC (the "Guarantor") pursuant to a written Guaranty (the "Guaranty").

NOW, THEREFORE, in consideration of the recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.1 Transfer of Assets. For and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, and subject to the terms and conditions herein provided, Seller shall convey, transfer and assign the Assets to Purchaser.

1.2 Closing.

(a) Unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder (the "Closing") shall occur on or before 2:00 p.m. CT on the date twenty (20) days after the expiration of the Due Diligence Period (as defined in Section 1.7(b) below) (the "Closing Date"). The Closing will be effective for accounting purposes as of 12:01:01 a.m. on the Closing Date such that the Closing Date will be a day of income and expense to Purchaser.

(b) On or before the Closing Date, all documents and other materials required from Seller under Section 9.1(b) (collectively, the "Seller Documents") and from Purchaser under Section 9.1(c) (collectively, the "Purchaser Documents") in order to effectuate the consummation of the Closing shall be delivered to the offices of the Title Company, as escrow agent ("Escrow Agent").

1.3 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Assets shall be Seventeen Million Five Hundred Thousand and No/100 Dollars ($17,500,000.00), subject to the prorations and further adjustments as provided for in this Agreement. At the Closing, the Purchase Price shall be paid as in cash, subject to the prorations and further adjustments as provided for in this Agreement, by wire transfer of immediately available federal funds to Escrow Agent ("Cash Proceeds").

1.4 Deposit. Within three (3) business days following the Effective Date Purchaser will deposit the sum of Twenty-five Thousand and No/100 Dollars ($25,000.00) (the "Deposit") with the Title Company as provided herein. At Closing, the Deposit shall be applied to the Purchase Price. It is understood that One Hundred and No/100 Dollars ($100.00) of the Deposit is non-refundable consideration to Seller for this Agreement (the "Consideration") and whenever this Agreement provides that the Deposit shall be refunded to Purchaser, the Consideration shall be deducted from such refund and paid to Seller with the balance of the Deposit to be paid to Purchaser.

1.5 Payment of Purchase Price. At Closing, Purchaser shall pay the Purchase Price, adjusted for any prorations, credits and additions for the benefit of Purchaser or Seller as specified in this Agreement, as set forth in Section 1.3 hereof.

1.6 No Assumed Liabilities. At Closing, Purchaser shall NOT assume any liabilities or obligations of Seller whatsoever, fixed or contingent, and prior to, on and after the Closing Date, Seller shall retain and discharge in the ordinary course all liabilities and obligations of Seller. Purchaser shall not assume any contracts, equipment leases or leases, and Seller shall remain fully liable for all obligations thereon. There shall be no adjustment between Purchaser and Seller of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Assets, it being understood by the parties that Seller or its affiliates, as Lessee under the Lease, shall be obligated to pay the same under the terms thereof from and after the Closing Date.

1.7 Due Diligence Period.

(a) Seller and Purchaser hereby acknowledge that, as of the Effective Date, Purchaser has not yet had an opportunity to conduct due diligence and fully review and evaluate all aspects of this transaction and the condition and suitability of the Assets. In order to enable Purchaser to commence its due diligence review in a timely and efficient manner, Seller agrees to deliver to Purchaser all items identified on Purchaser's due diligence checklist attached hereto as Exhibit C (the "Due Diligence Checklist") on or before the date which is five (5) days after the Effective Date (the "Diligence Delivery Date"). To the extent Seller has any of the items on the Due Diligence Checklist in electronic format, Seller shall send true, correct and complete copies of those items to Purchaser via the internet. To the extent Seller has items on the Due Diligence Checklist in hardcopy, but not in electronic format, Seller shall make true, complete and correct copies of those items and deliver them to Purchaser via overnight courier. Seller shall organize all materials in accordance with the Due Diligence Checklist and shall identify each item with reference to the number assigned to it on the Due Diligence Checklist. All of the items on the Due Diligence Checklist which have been prepared by third parties are delivered to Purchaser by Seller "AS-IS", without representations or warranties of any kind by Seller.

(b) For the period (the "Due Diligence Period"), commencing on the Effective Date and continuing until 6:00 p.m. CT on the forty-fifth (45th) day thereafter, Purchaser shall have the right to terminate this Agreement by written notice to Seller in the event Purchaser, in Purchaser's sole discretion, is not satisfied with the Assets for any reason, which reason need not be specified in such notice, provided that such notice is delivered (in accordance with the provisions of this Agreement) to Seller on or before 6:00 p.m. CT on the last day of the Due Diligence Period. If such notice of termination is so delivered on or before 6:00 p.m. CT on the last day of the Due Diligence Period, then this Agreement shall terminate, the Deposit shall be refunded to Purchaser, and the parties shall thereafter be released from all further duties and obligations under this Agreement. If this Agreement is not terminated as set forth in this Section 1.7 or as otherwise provided herein, then this Agreement shall remain in full force and effect, and the Deposit shall become non-refundable, except as otherwise provided herein.

(c) Purchaser and any of its agents or consultants who desire to enter on to the Property shall have in effect and maintain commercial general liability insurance naming Seller as additional insured, with limits not less than $1,000,000.00 for personal injury, including bodily injury and death, and property damage. Prior to any entry on the Property, Purchaser shall deliver to Seller a certificate of insurance evidencing such coverage, and further evidencing that such coverage may only be terminated or modified upon thirty (30) days prior written notice to

Seller. All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Property will be solely Purchaser's expense. Purchaser shall give Seller at least 24 hours prior written notice before making any inspection. Purchaser agrees to protect, defend, indemnify and hold harmless Seller and its partners, shareholders, affiliates, officers, employees, agents, trustees and beneficiaries (the "Seller Indemnitees") and their tenants and contractors, from and against any and all injuries, losses, liens, claims, judgments, liabilities, costs, expenses or damages (including, without limitation, reasonable attorneys' fees and court costs) sustained by or threatened against any of them which result from or arise out of any inspections by Purchaser or its representatives pursuant to this Agreement. Purchaser agrees to return the Property to the same condition in which the Property existed prior to Purchaser's making any inspection. If Purchaser terminates the Agreement for any reason whatsoever, then Purchaser shall deliver to Seller within three (3) days after such termination all reports, studies, data, and other information acquired by Purchaser or its representatives from any source, including but not limited to Seller or its representatives in connection with inspections of the Property. The provisions of this paragraph shall survive any termination of or Closing under this Agreement.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants the following, each of which warranties and representations is material to and is relied upon by Purchaser:

2.1 Organization and Qualification. Seller is a limited liability company duly organized and validly existing under the laws of the State of Texas with full power and authority to own assets and to carry on its business as it is now being conducted and to own the Assets.

2.2 Authority; Binding Effect.

(a) Seller has, and at Closing will have, the full and unrestricted right, corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby hereby and in all agreements, instruments and documents being or to be executed and delivered by Seller in connection with such transactions, including, without limitation, the Seller Documents, and all agreements, instruments and documents being or to be executed and delivered by Seller in connection with the Closing, including, without limitation, the Guaranty (collectively, "Related Documents").

(b) This Agreement and each Related Document, upon due execution and delivery by Seller, will constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with its respective terms.

(c) Seller has obtained all required corporate approval required for the execution and consummation of this Agreement, the Related Documents and all transactions contemplated hereby and thereby.

2.3 Licenses. The Facility is currently licensed to operate as an acute care hospital (the "Permitted Use"). Exhibit E sets forth all permits, licenses, Government Program (as defined below) provider agreements and other authorizations issued and required by Governmental Authorities in connection with the ownership, maintenance and operation of the Facility, including, without limitation, such licenses required for the Permitted Use (collectively, the "Licenses"). The Licenses are in good standing and Seller has not received written notice that Seller or Tenant is in violation of any applicable restriction or other rules, regulations, statutes, ordinances or requirements or any judgments, decrees, writs, injunctions or orders of any Governmental Authority in effect as of the date hereof, or as enacted or amended from time to time after the Effective Date (collectively, "Applicable Laws") in connection with the Licenses or the Facility or otherwise affecting possession, operation and use thereof. Tenant is the holder of all the Licenses and there is no other person or entity that operates, manages or leases the Facility.

2.4 Governmental Authorities. Except as set forth on Exhibit F attached hereto, Seller is not required to submit any notice, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority (individually, a "Governmental Authority" and collectively, "Governmental Authorities") in connection with Seller's execution or delivery of this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement.

2.5 Taxes. All real property taxes and assessments, and all personal property taxes and assessments, in connection with the Assets allocable to the period prior to Closing have been paid or, by the time of Closing, will be paid by Seller.

2.6 No Defaults. The execution, delivery and performance of this Agreement and any of the Related Documents by Seller do not and will not:

(a) Conflict with or result in any breach of the provisions of, or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other governing organizational documents, as the case may be, of Seller;

(b) Violate any restriction to which Seller is subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture or other material agreement or instrument, whether oral or written, to which Seller is a party, or by which it or the Assets are bound, which will not be fully satisfied, assigned or terminated on or prior to Closing as a result of the transactions contemplated in this Agreement, or result in the termination of any such instrument or termination of any provisions in such instruments, or result in the creation or imposition of any lien, charge or encumbrance upon the Assets;

(c) Create any liens or other encumbrances on the Assets in favor of third parties;

(d) Constitute a violation of any Applicable Law of any Governmental Authority; or

(e) Result in the breach or violation of any of the warranties and representations herein set forth by Seller.

2.7 Hazardous Substances.

(a) For purposes of this Agreement, "Environmental Laws" means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act (15 U.S.C. §2601 et. seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.), the Safe Water Drinking Act (42 U.S.C. §300(f) et. seq.), the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to (A) any aspect of the environment, (B) the preservation or reclamation of natural resources, (C) the management, release and threatened release of Hazardous Substances (as hereinafter defined), (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation or maintenance of personal and real property that manages or releases Hazardous Substances or at which Hazardous Substances are managed, (F) common law torts, including so-called "toxic torts", and (G) environmental or ecological conditions on, under or about the Assets, all as in effect as of the Effective Date and on the Closing Date. For purposes of this Agreement, "Hazardous Substance" shall mean any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a "hazardous substance", "hazardous material", "toxic substance", "hazardous waste", "pollutant", "contaminant" or words of similar import under any Environmental Law, including, without limitation, all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, any radioactive material, raw materials used or stored in the Facility and building components including, asbestos-containing materials in any form, radon gas and mold of a type or in amounts that may present a health hazard.

(b) Except as set forth in any environmental report furnished to Purchaser pursuant to Section 1.7(a) hereof, Seller has not received any written notice of, and has no knowledge that, any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Assets, or the generation, transportation, storage, treatment, or disposal at the Assets, of any Hazardous Substance. Seller shall notify Purchaser promptly of its receipt of any such notice or knowledge after the Effective Date;

2.8 Patriot Act. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order"), and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively

called the "Orders"). Neither Seller nor any of its affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

2.9 Licensed Beds. The total numbers of licensed beds at the Facility are as set forth on Exhibit A.

2.10 Financial Statements. Seller has delivered to Purchaser copies of the financial statements listed in the Due Diligence Checklist certified by the chief financial officer of Seller (collectively, the "Financial Statements") as follows: (a) unaudited income statements of Seller for the fiscal years ended 2012, 2013 and 2014; (b) income statements, balance sheets, changes in stockholders equity and cash flow of Seller (the "Most Recent Financial Statements") as of and for the six (6) month period ended June 30, 2015; and (c) a schedule of capital improvements to the Facility that were completed in the fiscal years ended 2012, 2013 and 2014. The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Facility as of such dates and the results of operation of the Facility for such periods.

2.11 Capital Expenditures. Except for routine expenditures for repairs and replacements in connection with the ongoing maintenance and upkeep of the Facility and outstanding leases for capital equipment, which Seller covenants and agrees to undertake and complete in the ordinary course consistent with past practices pursuant to Section 4.1 below, Seller does not have any outstanding contracts for capital expenditures relating to the Facility, nor does Seller have any agreement, obligations or commitments for capital expenditures relating to the Facility, including, without limitation, additions to property, plant, equipment or intangible capital assets. Neither Seller nor Tenant has deferred or delayed implementing any capital expenditures at the Facility and the Facility has been constructed to an institutional (as opposed to residential) grade, including, without limitation, fire suppression systems and construction standards related to fire suppression. The foregoing representations and covenants do not apply to any agreements, obligations or commitments for expenditures related to the Expansion.

2.12 No Litigation. Except as set forth on Exhibit G attached hereto, there are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or, to the knowledge of Seller, threatened against or relating to Seller, the Facility, Tenant or Tenant's operation of the Facility, any of the Assets or against or relating to the transactions contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or, to the knowledge of Seller, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other Governmental Authority.

2.13 Insurance. Upon request by Purchaser, Seller shall provide copies of any policies to Purchaser. Such insurance policies and coverages are in full force and effect and include coverages, policy limits, deductibles and other terms that are customary for the Permitted Use at similar facilities.

2.14 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Seller in this Agreement and the statements and information set forth in the attached Exhibits are true and accurate in every material respect. To the extent the "Required Documents" include the Facility Lease and any agreements, instruments or certifications required pursuant to the terms of the Facility Lease, the "Required Documents" shall not include the Facility Lease and such documents ancillary to the Facility Lease until such time as the parties here to have agreed upon the definitive written form of the Facility Lease and such documents.

Notwithstanding anything else to the contrary herein, any reference in this Agreement to "knowledge" of Seller shall be deemed to mean the current actual knowledge of Douglas Won as the President of Seller. The representations and warranties of Seller set forth in this Article II shall survive the Closing for a period of six (6) months.

Purchaser acknowledges that prior to Closing, Purchaser will have independently and personally inspected the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS AGREEMENT TO THE CONTRARY, PURCHASER, ACKNOWLEDGES THAT PURCHASER IS PURCHASING THE PROPERTY IN "AS-IS, WHERE-IS" CONDITION "WITH ALL FAULTS" AS OF THE CLOSING AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, FROM ANY OF THE SELLER INDEMNITEES AS TO, AND PURCHASER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, INCLUDING WITHOUT LIMITATION, ANY SUBSEQUENT OWNER OF THE PROPERTY OR ANY PORTION THEREOF, WAIVES ALL CLAIMS AGAINST AND RIGHT TO RECOVER FROM AND RELEASES EACH OF THEM, FROM ANY AND ALL PRESENT OR FUTURE DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, ARISING FROM OR RELATING TO: (I) THE PROPERTY'S CONDITION, FITNESS FOR ANY PARTICULAR PURPOSES, SUITABILITY, OR MERCHANTABILITY, (II) THE STRUCTURAL INTEGRITY OF AND/OR ANY DEFECTS IN THE IMPROVEMENTS, (III) THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION, DATA, MATERIALS OR CONCLUSIONS CONTAINED IN ANY INFORMATION PROVIDED PURCHASER, (IV) THE FAILURE OF THE PROPERTY TO COMPLY WITH ANY LAWS APPLICABLE TO THE PROPERTY, (V) ANY ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ALLEGED PRESENCE OF ASBESTOS, RADON OR ANY HAZARDOUS MATERIALS OR HARMFUL OR TOXIC SUBSTANCES IN, ON, UNDER OR ABOUT THE PROPERTY, INCLUDING WITHOUT LIMITATION ANY CLAIMS UNDER OR ON ACCOUNT OF (A) THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS

THE SAME MAY HAVE BEEN OR MAY BE AMENDED FROM TIME TO TIME, AND SIMILAR STATE STATUTES, AND ANY REGULATIONS PROMULGATED THEREUNDER, (B) ANY OTHER FEDERAL, STATE OR LOCAL LAW, ORDINANCE, RULE OR REGULATION, NOW OR HEREAFTER IN EFFECT, THAT DEALS WITH OR OTHERWISE IN ANY MANNER RELATES TO, ENVIRONMENTAL MATTERS OF ANY KIND, (C) THIS AGREEMENT, OR (D) THE COMMON LAW, OR (VI) ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM SELLER OR ANY OTHER PARTY ON BEHALF OF SELLER. PURCHASER SHALL, AT ITS SOLE COST AND EXPENSE, CONDUCT AND RELY EXCLUSIVELY UPON ITS OWN INDEPENDENT INVESTIGATION IN THE EVALUATION OF THE PROPERTY. IF PURCHASER ACQUIRES THE PROPERTY, PURCHASER ASSUMES ALL RISKS RELATING IN ANY MANNER TO THE PROPERTY OR ANY DEFECTS THEREIN, IF ANY, OF ANY TYPE OR NATURE WHATSOEVER, AND SHALL BE SOLELY AND COMPLETELY RESPONSIBLE FOR THE PAYMENT OF ALL COSTS AND EXPENSES IN CONNECTION THEREWITH. The provisions of the foregoing paragraph shall survive the termination of or Closing under this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following, each of which warranties and representations is material to and is relied upon by Seller:

3.1 Corporate Organization; Etc. Purchaser is a corporation duly organized and validly existing under the laws of the State of Maryland with full power and authority to own assets and to carry on its business as it is now being conducted.

3.2 Authorization, Binding Effect. Purchaser has, and at Closing will have, the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions. The consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action of Purchaser. This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Purchaser, will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms.

3.3 No Violation. Purchaser is not subject to or obligated under any certificate of incorporation, bylaw, law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement.

3.4 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Purchaser in this Agreement are true and accurate in every material respect.

ARTICLE IV.
COVENANTS OF SELLER

Seller covenants and agrees during the period after the Effective Date and through and including the Closing Date as follows:

4.1 Regular Course of Business. Seller shall, together with Tenant: (a) operate the Facility in a manner consistent with all Applicable Laws, Tenant's past practices and industry standards for operation of an acute care hospital; (b) maintain the Assets in good order and repair and otherwise in sufficient repair, order and condition to satisfy the representations and warranties as to the condition and quantity of the Assets set forth in Article II; (c) comply with all Applicable Laws with respect to the Assets and the operation thereof, including, without limitation, all required regulatory standards of any Governmental Authorities with regulatory jurisdiction over the Facility and compliance with all Governmental Programs; (d) not enter into any agreements or leases that would have had to be disclosed on any exhibit hereto had such agreements or leases been entered into prior to the Effective Date without prior written notice to Purchaser and Purchaser's approval thereof, which approval shall not be unreasonably withheld; and (e) keep in full force and effect present insurance policies through the Closing Date.

4.2 Borrowing. Seller shall not create or permit to become effective any new mortgage, pledge, lien, or encumbrance of any kind upon all or any portion of the Assets after the Effective Date.

4.3 Consents. Seller shall obtain, at Seller's cost and expense, on or prior to Closing, all consents necessary for Seller and Tenant to fulfill Seller's obligations to consummate the transactions contemplated hereby and pursuant to the Facility Lease, including, without limitation, any required consents of any Governmental Authority.

4.4 Compliance With Laws. Seller shall comply with all Applicable Laws in conjunction with the execution, delivery and performance of this Agreement, the transactions contemplated hereby and the ownership, operation and maintenance of the Facility prior to Closing.

4.5 No Disposition of Assets. Seller shall not sell, lease or otherwise dispose of the Facility.

4.6 Further Documentation. Seller agrees that following the Closing, upon request by Purchaser, Seller will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required, in order to more fully assign, grant, transfer, convey, assure and confirm to Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets to be sold to Purchaser pursuant to this Agreement.

4.7 Confidentiality. Seller will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement and all information relating to Purchaser (other than information that is a matter of public knowledge, that was already known to Seller, or that has heretofore been or is hereafter published in any publication for public

distribution or filed as public information with any Governmental Authority) and such information shall not at any time be used for the advantage of Seller or its representatives or disclosed to third parties (including Facility-based Employees) by Seller or its representatives, other than to the extent necessary to consummate the transactions contemplated hereby or as required by Applicable Law.

4.8 Title Insurance and Survey; Environmental Assessments.

(a) Existing Title Documents. As part of its delivery of the items on the Preliminary Due Diligence Checklist, Seller will provide to Purchaser a copy of Seller's currently effective title insurance policy and plats and surveys in its possession that relate to the Real Property.

(b) Title Commitment and Survey. Purchaser, at Purchaser's option, shall use commercially reasonable efforts to obtain the following prior to the expiration of the Due Diligence Period: (i) an updated real property survey for the Facility (the "Survey"), and (ii) a title commitment for the Facility (the "Title Commitment"), issued by Republic Title of Texas, Inc. (with Anne Gross as Escrow Officer, 2626 Howell Street, 10th Floor, Dallas, Texas 75204; Phone: 214-855-8820; Fax: 972-516-2501; Email: agross@republictitle.com) (the "Title Company"), which Title Commitment shall contain a commitment by the Title Company to issue to Purchaser a TLTA Owner's Policy of title insurance, in form and substance reasonably acceptable to Purchaser (the "Title Policy") insuring indefeasible fee simple title to the Facility. Purchaser shall have until ten (10) days prior to the expiration of the Due Diligence Period to give written notice to Seller accepting or objecting to the Title Commitment and Survey, with any such notice of objection specifying the exceptions or other matters to which Purchaser objects. The failure of Purchaser to object to any matter reflected in the Title Commitment or Survey prior to the expiration of the Due Diligence Period shall cause such matter to become a Permitted Encumbrance; provided, however, Seller shall be unconditionally obligated to pay any outstanding indebtedness evidenced by, and cause the release of any voluntary lien, mortgage or deed of trust affecting the Real Property and capable of being released through or as a result of the payment of money (collectively, "Monetary Encumbrances") irrespective of whether Purchaser objects to same unless and only to the extent that such obligation is waived in writing by Purchaser. Notwithstanding the foregoing, Purchaser shall not have the right to object to any matters created or consented to in separate written consent by Purchaser, all of which shall be deemed to be "Permitted Encumbrances" hereunder. If Purchaser objects to any encumbrance or other matter reflected in the Title Commitment or Survey, Seller shall have five (5) days from the date of the notice of such objection within which to cure the same (which cure may be effected by payment and discharge of the objectionable item or by causing the Title Company to remove the same as an exception or affirmatively insure over such item provided such affirmative insurance shall be reasonably satisfactory to Purchaser and any lender of Purchaser and sufficient, in Purchaser's reasonable judgment, to adequately address Purchaser's and any lender's concerns with respect to such matter) and in the event Seller shall fail or refuse to do so within said five (5) day period, Purchaser shall have five (5) days thereafter in which to advise Seller in writing of Purchaser's election (x) to make such payments as are necessary to effect releases of such claims Seller is not prepared to cure and to proceed to Closing or (y) to terminate this Agreement by notice to Seller, in which case the Deposit shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder except

as otherwise set forth herein. In the event that any update to the Title Commitment prior to or on the Closing Date reveals any new matter not previously shown or disclosed on the prior Title Commitment, then Purchaser will have the same right to object to same within five (5) days of receiving same and Seller will have the right (but not the obligation) to cure the same within five (5) days following receipt of such objections from Purchaser and in the event that Seller fails or refuses to cure the same, Purchaser shall have two (2) business days thereafter in which to advise Seller in writing of Purchaser's election (x) to make such payments as are necessary to effect releases of such claims Seller is not prepared to cure and to proceed to Closing or (y) to terminate this Agreement by notice to Seller, in which case the Deposit shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder except as otherwise set forth herein.

(c) Environmental Reports. Seller will provide copies of any previously prepared Phase I environmental assessments or other environmental assessments in Seller's possession conducted for the Facility pursuant to the Due Diligence Checklist and Seller will permit Purchaser and its agents to conduct an environmental assessment for the Facility (the "Phase I"). Purchaser will have until the expiration of the Due Diligence Period to approve or disapprove the Phase I in writing delivered to Seller. If the Phase I recommends that a Phase II Environmental Assessment (a "Phase II") be ordered for any Facility, then Purchaser will use commercially reasonable efforts to obtain such Phase II prior to the expiration of the Due Diligence Period. Should Purchaser disapprove of any matter set forth in the Phase I or Phase II, Purchaser shall notify Seller in writing of such disapproval at or prior to the expiration of the Due Diligence Period (the "Environmental Notice"). The failure of Purchaser to deliver an Environmental Notice to Seller on or prior to the expiration of the Due Diligence Period shall be deemed to be a waiver by Purchaser of any right to disapprove any matter specifically set forth in the Phase I or Phase II, respectively. If Purchaser delivers an Environmental Notice to Seller prior to the expiration of the Due Diligence Period, Seller shall have five (5) days from the date of Seller's receipt of such Environmental Notice in which to advise Purchaser whether or not Seller will cure the same prior to Closing, and if Seller fails or refuses to do so within said five (5) day period, Purchaser shall have five (5) days thereafter in which to advise Seller in writing of Purchaser's election (x) to waive the matters to which Purchaser objected and to proceed to Closing or (y) to terminate this Agreement by notice to Seller, in which case the Deposit shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder.

(d) No Solicitation. After the Effective Date and before the Closing Date unless this Agreement is sooner terminated, Seller shall not directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition of all or any portion of the Assets, or any assets of or equity interest in Seller or any business combination involving Seller, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

(e) Surveys; Relicensing Surveys and Cooperation. Seller shall provide to Purchaser any Licensure Surveys, including, without limitation, reports, waivers of deficiency,

plans of correction, and any other investigation reports issued with respect to the Facility between the Effective Date and the Closing Date.

(f) Capital Expenditures. Seller shall maintain the Facility in good operating condition in a good and workmanlike manner, using materials and labor, all at Seller's sole cost and expense, subject to any casualty or condemnation as set forth herein.

(g) Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Seller shall give Purchaser prompt written notice of (i) any representation and warranty made by Seller in this Agreement which Seller hereafter learns was inaccurate or incorrect when originally made and (ii) any event, change or occurrence which would make any representation or warranty of Seller inaccurate or incorrect as of the time of such event, change or occurrence and (iii) any event, change or occurrence which will or reasonably may be anticipated to prevent Seller from making the same representations and warranties as set forth herein on and as of the Closing Date. The giving of any such notices shall not limit or modify any rights of Purchaser hereunder arising in the case of a breach of a representation or warranty by Seller, and Purchaser shall have the right to terminate this Agreement at any time prior to Closing following receipt by Purchaser of any such notice of a materially inaccurate or incorrect representation or warranty, such determination of materiality to be made by Purchaser in its sole discretion.

ARTICLE V.
COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that:

5.1 Confidentiality. Prior to Closing, Purchaser will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement, all information relating to Seller, and all financial statements, drawings, designs, customer and supplier lists by Purchaser (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority or disclosed pursuant to Applicable Law, order, subpoena or demand of any Governmental Authority (including any disclosure required of Purchaser's parent company pursuant to applicable securities laws) or as is necessary to be disclosed to lessors, lenders, Governmental Authorities, Purchaser and Purchaser's employees and third parties in order to consummate this transaction).

5.2 Compliance with Laws. Purchaser shall comply in all material respects with all Applicable Laws Purchaser is required to comply with in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.3 Further Documentation. Purchaser agrees that following the Closing Date, upon request by Seller, Purchaser will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, documents and assurances as may be reasonably required, as necessary to fully consummate the transactions contemplated by this Agreement.

5.4 Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Purchaser shall give Seller prompt written notice of any representation and warranty made by Purchaser in this Agreement which becomes materially inaccurate or incorrect, to the extent Purchaser obtains knowledge of such inaccuracy or incorrectness.

ARTICLE VI.
CASUALTY AND CONDEMNATION

6.1 Destruction, Damage, or Taking Before Closing. If, before Closing, all or any material part of the Improvements or Personal Property are destroyed or damaged, or become subject to condemnation or eminent domain proceedings (a "material damage or taking"), then Seller shall promptly notify Purchaser thereof. In the event of a material damage or taking, Purchaser may elect to proceed with the Closing (subject to the other provisions of this Agreement) or may terminate this Agreement by delivering written notice thereof to Seller within ten (10) business days after Purchaser's receipt of Seller's notice respecting the damage, destruction, or taking. If, within ten (10) business days of receipt of Seller's notice respecting such material damage or taking, Purchaser delivers written notice of termination of this Agreement to Seller, this Agreement shall terminate, the Deposit shall be paid to Purchaser and, except for obligations of Purchaser which survive termination of this Agreement, the parties shall have no further obligations hereunder. If Purchaser does not timely elect to terminate this Agreement, Purchaser shall have no further right to terminate this Agreement as a result of the damage or taking and in such event, Seller shall assign to Purchaser at Closing all insurance proceeds or condemnation awards payable as a result of such damage or taking which have not been applied to restoration of the Property and, in the event of a casualty, Purchaser shall receive a credit against the Purchase Price in an amount equal to the lesser of the amount of Seller's deductible or the estimated cost of completing the repair of any damage which has not been completed as of the Closing Date. For the purposes of this Section 6.1, damage or a taking shall be considered to be "material" if the value of the portion of the Improvements or Personal Property damaged or taken exceeds $100,000 in value, or, in the case of a taking, if the portion of the Improvements, or Personal Property taken are such that they materially adversely affect the ability to use the remainder for the purposes for which they are presently used. If the damage or taking is not a material damage or taking, Purchaser shall not be entitled to terminate this Agreement as a result thereof, but at the Closing, Seller shall assign to Purchaser all insurance proceeds or condemnation awards payable as a result of such damage or taking which have not been applied to restoration of the Property and, in the event of a casualty, Purchaser shall receive a credit against the Purchase Price in an amount equal to the lesser of the amount of Seller's deductible or the estimated cost of completing the repair of any damage which has not been completed as of the Closing Date.

ARTICLE VII.
CONDITIONS TO THE OBLIGATIONS OF PURCHASER

Each and every obligation of Purchaser under this Agreement, except for the obligations of Purchaser to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions set forth in this Article, unless waived in writing by Purchaser. The following

constitute material conditions to Purchaser's performance hereunder, the failure of any of which shall entitle Purchaser to terminate this Agreement upon written notice to Seller:

7.1 Representations and Warranties; Performance.

(a) The representations and warranties made by Seller herein and in the Related Documents shall be true and correct in all material respects as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b) Seller shall have performed and complied with each of its covenants pursuant to this Agreement or any Related Documents in all material respects through the Closing.

7.2 Required Consents; Authorization. Purchaser shall have received certified copies of resolutions duly adopted by the board of directors of Seller (or Seller's general partner, manager or members, as appropriate) approving the transactions contemplated by this Agreement.

7.3 Material Adverse Change. There has been no Material Adverse Change. For purposes hereof, the term "Material Adverse Change" shall mean any change or event or effect that is materially adverse to the Assets, business, prospects or financial condition of the Facility or in the adjusted net operating income of the Facility, each as reasonably determined by Purchaser.

7.4 Title Insurance. Title to the Real Property shall be as required by Section 4.78 above and the Title Company shall be committed to issue to Purchaser the Title Policy at Closing free and clear of encumbrances other than the Permitted Encumbrances.

7.5 Other Agreements. Seller shall have delivered into the Closing escrow its countersigned copies of the Seller Documents.

ARTICLE VIII.
CONDITIONS TO THE OBLIGATIONS OF SELLER

Each and every obligation of Seller under this Agreement, except for the obligations to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Seller:

8.1 Representations and Warranties; Performance.

(a) The representations and warranties made by Purchaser herein and in the Related Documents, shall be true and correct in all material respects on and as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b) Purchaser shall have performed and complied with all covenants required by this Agreement to be performed and complied in all material respects with by Purchaser prior to the Closing.

8.2 Other Agreements. Purchaser shall have delivered into the Closing escrow its countersigned copies of the Purchaser Documents.

8.3 Lease. On or before the expiration of the Due Diligence Period, Purchaser and Seller shall, after using good faith efforts, have agreed upon the form of the Facility Lease

ARTICLE IX.
CLOSING

9.1 Possession and Closing Documents.

(a) Possession. Possession of all Assets sold hereunder shall be delivered to Purchaser on the Closing Date unless Seller is entitled to possession thereto pursuant to the terms of the Facility Lease.

(b) Closing Documents. Seller shall deliver to Purchaser on the Closing Date:

(i) A duly executed special warranty deed conveying the Real Property and Improvements to Purchaser, free and clear of all encumbrances other than the Permitted Encumbrances (the "Deed");

(ii) A duly executed Bill of Sale for any personal property that is a part of the Facility;

(iii) Evidence of the authority of Seller to execute and deliver the Seller Documents in order to effectuate the Closing;

(iv) Duly executed affidavit in form satisfactory to obtain the Title Policy, without exception for mechanic's, materialman's or other statutory liens;

(v) A closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price, all prorations, and the allocation of costs specified herein ("Closing Statement"), duly executed by Seller;

(vi) A duly executed bring-down certificate, reaffirming that the representations and warranties of Seller are true and correct as of the Closing Date;

(vii) A duly executed certificate and affidavit of non-foreign status;

(viii) The Facility Lease and Guaranty in the form attached as Exhibit H, duly executed by Tenant and Guarantor; and

(ix) Any other documents reasonably required by the Title Company.

(c) Purchaser shall deliver to Seller or cause to be delivered to Seller on the Closing Date, in addition to the Deposits set forth in Section 1.3 above, the following:

(i) the Facility Lease, duly executed by Purchaser;

(ii) the Closing Statement.

(iii) Any other documents reasonably required by the Title Company.

9.2 Closing Adjustments. There shall be no adjustment of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Assets, it being understood by the parties that Seller, as lessee under the Facility Lease, shall be obligated to pay the same under the terms thereof from and after the Closing Date.

9.3 Closing Costs. Each party shall pay its respective attorney's fees. Seller and Purchaser shall each pay one-half (1/2) of any escrow or closing charges of the Title Company. Seller shall pay (i) all costs (including recording costs) to payoff and release any Monetary Encumbrance, and (ii) any brokerage fees associated with this transaction. Purchaser shall pay (i) the title exam fees and the premium for the Title Policy and the cost of all title endorsements required by Purchaser, (ii) any recording fees associated the recording of the Deeds, (iii) all grantor's tax or other similar transfer taxes, (iv) a development fee to Lumin, LLC in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00); and (v) all costs associated with the inspections and investigations conducted by Purchaser or its agents or representatives during the Due Diligence Period. All other closing costs shall be allocated to each party as is customary for this type of transaction in the State of Texas.

ARTICLE X.
DEFAULT; REMEDIES

10.1 Purchaser's Default. If at any time Purchaser is in default of any representation, warranty or covenant of Purchaser under this Agreement in any material respect, and Seller gives notice of such default to Purchaser ("Seller's Notice") then Purchaser will have a period expiring on the tenth (10th) Business Day after the date of Seller's Notice ("Purchaser's Cure Period"), to (i) correct or cure Purchaser's default or (ii) if the Due Diligence Period has not expired, to terminate this Agreement by notice to Seller, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further rights, duties or obligations hereunder except as expressly survive the termination hereof.

10.2 Default Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser's default is corrected or cured within Purchaser's Cure Period, the parties shall proceed to Closing as herein provided; provided however, that notwithstanding the foregoing or anything else set forth herein to the contrary, Purchaser's failure to close on the Closing Date shall not be subject to Seller's Notice or Purchaser's Cure Period.

10.3 Default Not Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser does not cure its default within the Purchaser's Cure Period, then, provided no default by Seller then exists and provided that Seller has not elected to waive such default, this Agreement shall terminate and the parties shall be released and discharged of and from all further obligations and liabilities under this Agreement, and the Deposit shall be paid to Seller as Seller's sole and exclusive liquidated damages and in full and complete settlement and liquidation of all damages sustained by Seller, it being acknowledged by Seller

and Purchaser that the amount of damages incurred by Seller as a result of Purchaser's default would be substantial but difficult, if not impossible, to ascertain and that such liquidated damages represent the parties' best estimate of the damages Seller will incur as a result of such default. Seller shall not be entitled to exercise any other rights, powers or remedies at law or in equity, other than its right to receive the Deposit pursuant hereto, and Seller hereby expressly and irrevocably waives all such other rights, powers and remedies and hereby covenants not to sue.

10.4 Seller's Default. If Seller is in default of any representation, warranty or covenant of Seller under this Agreement in any material respect and Purchaser gives notice of such default to Seller ("Purchaser's Notice"), then Seller will have a period expiring on the tenth (10th) Business Day after the date of Purchaser's Notice ("Seller's Cure Period"), to correct or cure Seller's default.

10.5 Default Cured. If Seller's default is corrected or cured within Seller's Cure Period, the parties shall proceed to Closing as herein provided.

10.6 Default Not Cured. If Seller does not cure its default within the Seller's Cure Period then, upon notice to Seller, Purchaser may elect, as Purchaser's sole and exclusive remedies hereunder, to either (i) proceed to Closing, in which case Purchaser will have the right to maintain an equitable action against Seller for specific performance of its obligation to sell the Assets; or (ii) terminate this Agreement. If Purchaser elects to terminate this Agreement under subsection (ii) above, then the Deposit shall be retained by Purchaser.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

11.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties with respect to any of the terms contained herein. Time is of the essence in this Agreement.

11.2 Waiver of Compliance; Consent. Any failure of Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

11.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by facsimile transmission or by overnight delivery service, or on the third (3rd) day after mailing, if mailed):

If to Seller, to:

Star MedReal, LLC
4301 N. MacArthur Blvd., Suite 203
Irving, Texas 75038
Attention: José Padilla, Executive Vice President and General Counsel
Fax No.: 214.313.9240
E-mail: jpadilla@luminhealth.com

with a copy to:

Basinger Leggett Clemons Bowling & Shore, PLLC
5700 Granite Parkway, Suite 950
Plano, Texas 75024
Attention: Ryan W. Crandall, Esq.
Fax No.: 214-473-8685
E-mail: rcrandall@blcblaw.com

If to Purchaser, to:

Global Medical REIT, Inc.
4800 Montgomery Lane, Suite 450
Bethesda, Maryland 20814
Fax: 202 380 0891
Email: AlfonsoL@GlobalMedicalREIT.com

with a copy to:

Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN 37203
Attn: Ann Peldo Cargile
Fax: 615-252-2373
Email: acargile@babc.com

or to such other person or address as any party shall furnish to the other parties in writing pursuant to this Section. Notwithstanding the foregoing, Purchaser shall be permitted in connection with the exercise of its rights to terminate this Agreement or to give title, survey or environmental objections on or before the expiration of the Due Diligence Period to send any such termination or objection notice via electronic mail which shall constitute effective delivery for purposes hereof.

11.4 Waiver of Compliance; Consent. Any failure of a party to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such

consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

11.5 Brokers and Finders; Expenses. Except for Seller's retention of Lumin, LLC, whose compensation shall be the sole obligation and responsibility of Seller, the parties hereto represent and warrant to each other that none of them has retained any broker or finder in connection with this transaction. Seller on the one hand, and Purchaser, on the other, each agrees to indemnify the other for any losses incurred with respect to a breach of this Section. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.6 Attorney's Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys' fees) incurred by such party in connection with any action, suit or proceeding to enforce the other's obligations under this Agreement.

11.7 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Purchaser may assign its rights under the Agreement to an affiliate that controls Purchaser or is controlled by Purchaser or is under common control with Purchaser, including joint venture entities in which Purchaser or its affiliates share control with third parties, without the prior written consent of Seller, as long as such successor expressly assumes in writing all of the obligations of Purchaser under this Agreement (each such assignee a "Purchaser's Permitted Assignee"). Other than the foregoing, neither Purchaser nor Seller may assign this Agreement without first obtaining the other party's written consent, which may be withheld in such other party's sole discretion. Upon an assignment by Purchaser of its rights under the Agreement in accordance with this Section, Purchaser's Permitted Assignee(s) shall be deemed to be the Purchaser hereunder (as it relates to the Facility subject to such assignment) and shall be the beneficiary of all of Seller's warranties, representations and covenants in favor of Purchaser under this Agreement

11.8 Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas and the parties hereby agree that exclusive venue for any dispute hereunder shall be proper in any Federal or State court located in Dallas County, Texas.

11.9 Business Day. If the date for the giving of notice or performance of any duty or obligation hereunder falls on a day that is not a Business Day, such date shall be automatically extended to the next Business Day. As used herein, a "Business Day" means any day other than a Saturday, Sunday or any other day on which banks are authorized to be closed in the State of Texas.

11.10 Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement or any amendment hereto may be delivered by electronic or facsimile transmission.

11.11 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.12 Entire Agreement. This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.

11.13 Warranty of Authority. Each of the parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

11.14 Exhibits. Nothing in any Exhibit shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable Exhibit identifies the exception and the specific representation to which it relates with reasonable particularity and describes the relevant facts in reasonable detail. Any fact or item disclosed on any Exhibit hereto shall not be deemed by reason only of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

11.15 Reliance. In executing and in carrying out the provisions of this Agreement, the parties are relying solely on the representations, warranties and agreements contained in this Agreement and on any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

11.16 Publicity. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make the following public disclosure (without the consent of the other party): if prior to Closing, such disclosure it believes in good faith is required by Applicable Law or stock market rule (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

11.17 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

STAR MEDREAL, LLC, a Texas limited liability company

By: [signature]
Name: Douglas Won
Title: Chief Medical Officer

Date: 9-14-, 2015

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

GLOBAL MEDICAL REIT, INC., a Maryland corporation

By: David Young
David Young (Sep 30, 2015)
Chief Executive Officer

Date: ___________, 2015

[SELLER'S SIGNATURE PAGES TO FOLLOW]

<u>EXHIBIT A</u>

<u>The Facility</u>

Name	Address	Type	Number of Beds
Star Medical Center Hospital	4100 Mapleshade Lane, Plano, Texas 75075	24,000 square foot acute care hospital facility	7

EXHIBIT B

Description of the Real Property
(Lot 2R on the below plat)



EXHIBIT C

Due Diligence Checklist

1. Existing owner's title policy.

2. Existing survey.

3. Existing environmental reports.

4. As-built drawings and plans.

5. Insurance certificates.

6. Rent roll.

7. All contracts that affect any portion of the Property or its operation.

8. Copies of all property tax bills (real and personal), and other tax reports and returns relating to the Property.

9. Copies of all actual bills for utilities, including but not limited to electricity, water, gas, sewerage and garbage collection, for the Property during the past three (3) years.

10. Certificates of occupancy issued by authorities having jurisdiction over the Property, together with all other licenses, permits, or authorizations in Seller's possession required for the lawful occupation and use of the Property.

EXHIBIT D

Intentionally Omitted

EXHIBIT E

Licenses

Hospital License

CLIA

DNV Accreditation

EXHIBIT F

Required Notices to Governmental Authorities

None

EXHIBIT G

Litigation

None

EXHIBIT H

FACILITY LEASE

LEASE

between

GMR PLANO, LLC, a Delaware limited liability company d/b/a
GMR HC PLANO, LLC,
as Landlord

AND

STAR MEDICAL CENTER, LLC, a Texas limited liability company
as Tenant

Dated as of __________, ___, 2015

LEASE

THIS LEASE ("Lease") is dated as of _________, ___, 2015, and is by and between GMR PLANO, LLC, a Delaware limited liability company d/b/a GMR HC PLANO, LLC ("Landlord"), and STAR MEDICAL CENTER, LLC, a Texas limited liability company ("Tenant"), on the other hand.

SECTION 1

1.1 Premises; Term. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant, and Tenant leases from Landlord, all of Landlord's rights and interests in and to the following (collectively, the "Premises"):

(a) the real property or properties described in Exhibit A hereto (the "Land");

(b) all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land, including alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures and the Expansion (collectively, the "Leased Improvements");

(c) all easements, rights and appurtenances relating to the Land and the Leased Improvements (collectively, the "Related Rights"); and

(d) all equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment; and built in oxygen and vacuum systems (if any), all of which, to the greatest extent permitted by law, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the "Fixtures").

SUBJECT, HOWEVER, to the easements, encumbrances, covenants, conditions and restrictions and other matters that affect the Premises as of the date hereof or the Commencement Date or that are created thereafter as permitted hereunder, TO HAVE AND TO HOLD for (1) the Fixed Term (as defined below), and (2) the Extended Terms provided for in Section 19.1, unless this Lease is earlier terminated as hereinafter provided.

SECTION 2

2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; (c) all references in this Lease to designated "Sections,"

"Sections" and other subdivisions are to the designated Sections and other subdivisions of this Lease; (d) the word "including" shall have the same meaning as the phrase "including, without limitation," and other similar phrases; and (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Section, Section or other subdivision:

Acquisition Price: The sum of $17,500,000.

Additional Charges: As defined in Section 3.2.

Affiliate: Any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person. For purposes of this definition, the definition of Controlling Person below, and Section 24.1.1 below, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise. Without limiting the generality of the foregoing, when used with respect to any corporation, limited liability company or other legal entity, the term "Affiliate" shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), Fifty Percent (50%) or more of any class of voting security or equity interests of such entity, (ii) any Subsidiary of such entity and (iii) any Subsidiary of a Person described in clause (i).

Appraiser: As defined in Section 34.1

Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

Bankruptcy Code: The United Stated Bankruptcy Code (11 U.S.C. § 101 et seq.), and any successor statute or legislation thereto.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

Capital Reserve Threshold. One Hundred Thousand and No/100 Dollars ($100,000.00).

Code: The Internal Revenue Code of 1986, as amended.

Commencement Date: The date hereof.

Commercial Occupancy Arrangement: Any commercial (as opposed to patient) Occupancy Arrangement.

Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Consolidated Financials: For any fiscal year or other accounting period for any Person and its consolidated Subsidiaries, statements of earnings and retained earnings and of changes in financial position for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as of the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with GAAP.

Controlling Person: Any (i) Person(s) that, directly or indirectly (including through one or more intermediaries), controls Tenant and would be deemed an Affiliate of Tenant, including any partners, shareholders, principals, members, trustees and/or beneficiaries of any such Person(s) to the extent the same control Tenant and would be deemed an Affiliate of Tenant, and (ii) Person(s) that controls, directly or indirectly (including through one or more intermediaries), any other Controlling Person(s) and which would be deemed an Affiliate of any such Controlling Person(s). For the purposes of this definition, "control" means the direct power to cause the direction of the management of a Person through the majority ownership of the voting equity.

Coverage Requirement. A minimum EBITDARM/Rent ratio from Tenant operations of 1.75:1 for the first Lease Year and 2:1 thereafter.

Current Assets: At the time of calculation, Tenant's (on a combined basis) cash, inventory, accounts receivable and marketable securities.

Current Liabilities: At the time of calculation, any indebtedness due and payable within one Fiscal Year from the date of Tenant's most recent balance sheet (on a combined basis), all determined in accordance with GAAP.

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

Development Fee: The development fee paid to Guarantor in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00).

EBITDARM: For any period, NOI, adjusted to add thereto, to the extent allocable to the Premises, without duplication, (i) interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) rental expense; and (v) management fee expenses, in each case determined in accordance with GAAP, to the extent applicable.

Environmental Costs: As defined in Section 37.4.

Environmental Laws: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees and/or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, clean-up, transportation or regulation of any Hazardous Substance, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

Event of Default: As defined in Section 16.1.

Expansion: A 6,400 square foot expansion (including at least one additional operating room, eight inpatient beds and two procedure rooms).

Expansion Allowance: Up to Two Million Seven Hundred Fifty Thousand and No/100 Dollars ($2,750,000.00).

Extended Term(s): As defined in Section 19.1.

Fair Market Value: The fair market value of the Premises, or applicable portion(s) thereof, determined in accordance with the appraisal procedures set forth in Section 34 and this definition. Fair Market Value shall be obtained by assuming that the Premises, or applicable portion(s) thereof, are unencumbered by this Lease. Fair Market Value shall also be the higher value obtained by valuing the Premises, or applicable portion(s) thereof, for their highest and best use or as a fully-permitted facility operated in accordance with the provisions of this Lease. In addition, the negative value of (i) any deferred maintenance or other items of repair or replacement of the Premises; (ii) any then current or prior licensure or certification violations and/or admissions holds; and (iii) any other breach or failure of Tenant to perform or observe its obligations hereunder, shall not be taken into account in determining Fair Market Value; rather, the Premises shall be deemed to be in the condition required by this Lease (i.e., reasonably good order and repair) and Tenant shall at all times be deemed to have operated the Premises in compliance with and to have performed all obligations of the Tenant under this Lease.

Fiscal Year: Tenant's Fiscal Year, which now ends December 31 in each calendar year, with the new Fiscal Year beginning on the following January 1. If Tenant changes its Fiscal Year at any time during the Term, Tenant shall promptly give Landlord notice specifying such change. If any such change is made, all reporting and accounting procedures set forth in this Lease shall continue to be made in accordance with GAAP. Any appropriate adjustments to such procedures as a result of such change shall be made upon the mutual consent of Landlord and Tenant. No such change or adjustment shall alter the Term, and Tenant shall bear any accounting costs reasonably incurred by Landlord as a result of any such change or adjustment.

Fixed Term: The period of time commencing on the Commencement Date and ending at 11:59 p.m. where the Premises are located on the expiration of the twentieth (20th) Lease Year.

Fixtures: As defined in Section 1.1(d).

GAAP: Generally accepted accounting principles consistently applied.

Guarantor: Lumin Health, LLC d/b/a Lumin Health.

Guaranty: The guaranty of even date herewith executed by Guarantor.

Handling: As defined in Section 37.4.

Hazardous Substances: Collectively, any medical waste, petroleum, petroleum product or byproduct or any substance, material or waste regulated or listed pursuant to any Environmental Law.

Impositions: Collectively, all taxes, including capital stock, franchise and other state taxes, ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; ground rents; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Premises and/or the Rent and all interest and penalties thereon attributable to any failure in payment by Tenant which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord's interest in the Premises, (ii) the Premises or any parts thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Premises or the leasing or use of the Premises or any parts thereof; provided, however, that the following shall be expressly excluded from the definition of "Impositions": (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord, (2) any tax imposed with respect to the sale, exchange or other disposition by Landlord of the Premises or the proceeds thereof, (3) any recording taxes, indebtedness taxes or other taxes imposed with respect to or in connection with any of the Mortgages, and (4) any principal or interest on any indebtedness on the Premises for which Landlord is the obligor, except to the extent that any tax, assessment, tax levy or charge, of the type described in any of clauses (1), (2) or (3) above is levied, assessed or imposed in lieu of or as or as a substitute for any tax, assessment, levy or charge which is otherwise included in this definition of an "Imposition."

Insurance Requirement: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

Intangible Property: All accounts, proceeds of accounts, rents, profits, income or revenues derived from the use of rooms or other space within the Premises or the providing of services in or from the Premises; documents, chattel paper, instruments, contract rights, deposit accounts, general intangibles, commercial tort claims and causes of action, now owned or

hereafter acquired by Tenant (including any right to any refund of any Impositions) arising from or in connection with Tenant's operation or use of the Premises; all licenses and permits now owned or hereinafter acquired by Tenant which are necessary or desirable for Tenant's use of the Premises for the Primary Intended Use, including, if applicable, any certificate of need or similar certificate; the right to use any trade name or other name associated with the Premises; and any and all third-party provider agreements (including Medicare and Medicaid, if applicable),

Investment Amount: The sum of Acquisition Price, plus the Development Fee, plus the Expansion Allowance funded by Landlord, if any.

Land: As defined in Section 1.1(a).

Lease: As defined in the preamble.

Lease Year: Each period of twelve (12) full calendar months from and after the Commencement Date, unless the Commencement Date is a day other than the first (1st) day of a calendar month, in which case the first Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) month following the month in which the Commencement Date occurs and each subsequent Lease Year shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year; provided, however, that the last Lease Year during the Term may be a period of less than twelve (12) full calendar months and shall end on the last day of the Term.

Leased Improvements: As defined in Section 1.1(b).

Legal Requirements: (i) All federal, state, county, municipal and other governmental statutes, laws (including common law and Environmental Laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions, including those affecting the Premises, Tenant's Personal Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (1) require repairs, modifications or alterations in or to the Premises and all Tenant's Personal Property, (2) in any way adversely affect the use and enjoyment thereof, or (3) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance, and (ii) all covenants, agreements, restrictions, and encumbrances either now or hereafter of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant except as otherwise expressly permitted hereunder) affecting the Premises.

Landlord: As defined in the preamble.

Letter of Credit Requirements: As defined in Section 21.3.

Liquidity Fund: As defined in Section 21.2

Manager: Guarantor.

Management Agreement: That certain Management Agreement between Tenant and Guarantor dated ________________.

Minimum Net Worth: An amount equal to an average of $500,000 as calculated over the previous six months. Such amount shall be increased to an average of $1,000,000 on the fifth anniversary of the Commencement Date. The Minimum Net Worth shall consist of any combination of demonstrable fungible and fixed assets, including without limitation impounds and reserves required by Landlord, the Capital Reserve and the Liquidity Fund, all as determined in accordance with GAAP.

Minimum Rent: The amount of minimum rent as determined pursuant to 3.1.

Monthly Capital Reserve Amount: Five Thousand and No/100 Dollars ($5,000.00) to be funded monthly until the Capital Reserve has reached the Capital Reserve Threshold.

Mortgage: As defined in Section 13.1.

Mortgagee: As defined in Section 13.1.

Mortgage Documents: With respect to each Mortgage and Mortgagee, the applicable Mortgage, loan or credit agreement, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, lease or other financing vehicle pursuant thereto.

NOI: The total revenues of the Premises for a given period less all operating expenses of the Premises for such period. For purposes of this definition, the term "operating expenses" shall include (i) management fees equal to the greater of (A) 5% of gross revenues, or (B) the actual management fees charged by the Manager (which shall in no event exceed 6% of gross revenues), and (ii) replacement reserves equal to Sixty Thousand and No/100 Dollars ($60,000.00) per annum, but shall not include depreciation, amortization, impairments or interest expense.

Occupancy Arrangement: Any sublease, license or other arrangement with a Person for the right to use, occupy or possess any portion of the Premises.

Occupant: Any Person having rights of use, occupancy or possession under an Occupancy Arrangement.

Officer's Certificate: A certificate of Tenant signed by an officer duly authorized to so sign on Tenant's behalf.

Overdue Rate: The lesser of (a) the Prime Rate, as published in The Wall Street Journal from time to time, plus four percent (4%) per annum, or (b) the maximum rate of interest allowed to be charged by applicable law.

Payment Date: Any due date for the payment of the installments of Minimum Rent or any other sums payable under this Lease.

Person: Any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

Personal Property: All machinery, furniture and equipment, including phone systems and computers, trade fixtures, inventory (including raw materials, work in process and finished goods), supplies and other personal property used or useful in the use of the Premises for their Primary Intended Use, other than Fixtures.

Premises: As defined in Section 1.1.

Primary Intended Use: The operation of an acute care hospital facility, with the requisite number of beds to maintain licensure as an acute care hospital, and such other uses necessary or incidental to such use.

Purchase Contract: That certain Asset Purchase Agreement dated **[_______, 2015]**, by and between Star Medical Center, LLC and Landlord.

Qualified Capital Expenditures: Expenditures capitalized (as opposed to expensed) in accordance with GAAP on the books of Tenant for any of the following: replacement of furniture, fixtures and equipment, including refrigerators, ranges, major appliances, bathroom fixtures, doors (exterior and interior), central air conditioning and heating systems (including cooling towers, water chilling units, furnaces, boilers and fuel storage tanks) and replacement of siding; roof replacements, including replacements of gutters, downspouts, eaves and soffits; major repairs and replacements of plumbing and sanitary systems; overhaul of elevator systems; repaving, resurfacing and sealcoating of sidewalks, parking lots and driveways; repainting of entire building exterior and normal maintenance and repairs needed to maintain the quality and condition of the Premises in the market in which it operates, but excluding any other "alterations" as defined in Section 10.1.

Quarter: During each applicable Fiscal Year, the first three (3) calendar month period commencing on the first (1st) day of such Fiscal Year and each subsequent three (3) calendar month period within such Fiscal Year

Related Rights: As defined in Section 1.1(c).

Rent: Collectively, Minimum Rent, Additional Charges and all other amounts payable under this Lease.

SEC: Securities and Exchange Commission.

Security Deposit Amount: An amount equal to three (3) months' base rent.

State: The State or Commonwealth in which the Premises are located.

Subsidiaries: Corporations, partnerships, limited liability companies, business trusts or other legal entities with respect to which a Person owns, directly or indirectly (including through one or more intermediaries), more than fifty percent (50%) of the voting stock or partnership, membership or other equity interest, respectively.

Tenant: As defined in the preamble.

Tenant's Personal Property: The Personal Property.

Term: The Fixed Term and any Extended Terms, unless earlier terminated pursuant to the provisions hereof.

Unsuitable for Its Primary Intended Use: A state or condition of the Premises such that (i) by reason of Condemnation, in the good faith judgment of Landlord and Tenant, the Premises cannot be operated on a commercially practicable basis for the Primary Intended Use; or (ii) if more than 30% of the floor area of the Premises is taken by reason of Condemnation.

SECTION 3

3.1 Rent.

3.1.1 Method and Timing of Payment. Tenant shall pay to Landlord in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset or deduction, the amounts set forth hereinafter as Minimum Rent during the Term. Payments of Minimum Rent shall be made by corporate check or by wire transfer of funds initiated by Tenant to Landlord's account or to such other Person as Landlord from time to time may designate in writing. For the entire Fixed Term and each Extended Term, Tenant shall pay to Landlord Minimum Rent monthly, in advance, on or before the first (1st) day of each calendar month. The first monthly payment of Minimum Rent shall be payable on the Commencement Date (prorated as to any partial calendar month at the beginning of the Term).

3.1.2 Initial Minimum Rent. For the period from the Commencement Date and through and including the expiration of the thirtieth (30th) month, the monthly "Minimum Rent" shall be in an amount equal to One Million Two Hundred Seventy-eight Thousand and No/100 Dollars ($1,278,000.00), which is based on seven and one-tenth percent (7.1%) of the sum of the Acquisition Price and the Development Fee. The Minimum Rent shall be increased by seven and thirty-five hundredths percent (7.35%) of the portion of the Expansion Allowance funded by Landlord, if any, with such increase to be effective as of the date of funding.

3.1.3 Minimum Rent Increases During Fixed Term. At the commencement of the thirty-first (31st) month and on each anniversary of the Commencement Date thereafter during the Fixed Term, the monthly Minimum Rent shall increase to an amount equal to one hundred two and five-tenths percent (102.5%) of the Minimum Rent payable during the last full month preceding the effective date of the increase.

3.1.4 Minimum Rent During Extended Terms. At the commencement of each Lease Year during the Extended Term, monthly Minimum Rent shall be adjusted to an amount equal to the Fair Market Value and shall thereafter increase on each anniversary of the Commencement Date during the Extended Term by an amount equal to one hundred two and five-tenths percent (102.5%) of the Minimum Rent payable during the last full month of the previous Lease Year.

3.2 Additional Charges. In addition to the Minimum Rent, (i) Tenant shall also pay and discharge as and when due and payable all other amounts, liabilities, obligations and

Impositions which Tenant assumes or agrees to pay under this Lease; and (ii) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (i) above, Tenant shall also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (i) and (ii) above being referred to herein collectively as the "Additional Charges"), and Landlord shall have the same remedies in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent.

3.3 Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated hereunder, the amount of which will be difficult to ascertain. Accordingly, if any installment of Rent shall not be paid within ten (10) days after notice that the same is past due, Tenant will pay Landlord on demand a late charge equal to the lesser of (i) five percent (5%) of the amount of such installment or (ii) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. In addition, the amount unpaid, including any late charges, shall bear interest at the Overdue Rate compounded monthly from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.4 Net Lease. This Lease is and is intended to be what is commonly referred to as a "net, net, net" or "triple net" lease. The Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit (as applicable) of the installments of Minimum Rent and Additional Charges throughout the Term.

SECTION 4

4.1 Impositions.

4.1.1 Subject to Section 12.1relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for nonpayment. Subject to Section 4.1.2 below, Tenant shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments.

4.1.2 Landlord shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord's net income, gross receipts, franchise taxes and taxes on its capital stock, and Tenant shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Premises and Tenant's Personal Property.

4.1.3 Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Premises as may be

necessary to prepare any required returns and reports to taxing authorities. If any property covered by this Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns and to the extent practicable, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

4.1.4 Subject to the conditions set forth in Section 12.1, Tenant may, upon notice to Landlord, at Tenant's option and at Tenant's sole cost and expense, protest, appeal, or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant's expense as aforesaid, shall reasonably cooperate with Tenant in such protest, appeal, or other action but at no cost or expense to Landlord. Billings for reimbursement by Tenant to Landlord of personal property or real property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property with respect to which such payments are made. Any refund due from any taxing authority in respect of any Imposition paid by Tenant shall be paid over to Tenant if no Event of Default shall have occurred and be continuing hereunder. Any other refund shall be paid over to, or retained by, Landlord and applied to the payment of Tenant's obligations under this Lease in such order of priority as Landlord shall determine.

4.1.5 Landlord shall give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord has actual knowledge, but Landlord's failure to give any such notice shall in no way diminish Tenant's obligations hereunder to pay such Impositions.

4.1.6 Impositions imposed or assessed in respect of the tax-fiscal period during which the Term commences or terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such commencement or termination, and Tenant's obligation to pay its prorated share thereof shall survive termination of this Lease.

4.2 Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Premises. Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof may be imposed against Landlord, Tenant and/or the Premises by reason of any of the easements, covenants, conditions and/or restrictions affecting or benefiting the Premises and/or any part(s) thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Premises, including any and all costs and expenses associated with any utility, drainage and parking easements.

4.3 Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Tenant hereunder.

SECTION 5

5.1 No Termination, Abatement, etc. Except as otherwise specifically provided in this Lease, Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as expressly set forth in this Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of damage to or destruction of the Premises, Condemnation of the Premises, any claim that Tenant has or might have against Landlord, or any bankruptcy, insolvency, reorganization or other proceedings affecting Landlord or any assignee or transferee of Landlord, or for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever that may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Premises and/or any part(s) thereof; or (b) which may entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder, except as otherwise specifically provided in this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by any termination of this Lease other than by reason of an Event of Default.

SECTION 6

6.1 Ownership of the Premises. Tenant acknowledges that the Premises are the property of Landlord and that Tenant has only the right to the exclusive possession and use of the Premises upon the terms and conditions of this Lease. Upon the expiration or earlier termination of this Lease, Tenant shall, at its expense, repair and restore the Premises to the condition required by Section 9.1.4.

SECTION 7

7.1 Condition of the Premises. Tenant acknowledges that it has been managing or operating the Premises and has knowledge of the condition of the Premises. Tenant is leasing the Premises "AS IS" in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Premises including any defects or adverse conditions not discovered or otherwise known by Tenant as of the date hereof. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2 Use of the Premises.

7.2.1 Tenant covenants that it will obtain and maintain all authorizations and approvals needed to use and operate the Premises for such the Primary Intended Use and any other use conducted on the Premises as may be permitted from time to time hereunder in accordance with Legal Requirements including applicable licenses, provider agreements, permits, and Medicare and/or Medicaid certification (if applicable).

7.2.2 Tenant shall use or cause to be used the Premises and the improvements thereon for the Primary Intended Use. Tenant shall not use the Premises or any part(s) thereof for any other use without the prior written consent of Landlord.

7.2.3 Tenant shall operate continuously the entire Premises in accordance with the Primary Intended Use. Tenant shall devote the entirety of the Premises to the Primary Intended Use, except for areas reasonably required for office, storage space or ancillary service uses incidental to the Primary Intended Use. Tenant shall not modify the services offered or take any other action (e.g., removing patients or directing patients, or prospective patients, to another facility) if such modification of services or the taking of such action would materially reduce gross revenues from the Premises or the Fair Market Value of the Premises. Tenant shall at all times maintain an adequate staff for the service of its patients, in each case assuming an occupancy and/or use level that is not less than the average occupancy and/or use level for similar facilities in the State. Tenant shall employ its best judgment, efforts and abilities to operate the entirety of the Premises in such a manner so as to enhance the reputation and attractiveness of the Premises.

7.2.4 Tenant shall conduct its business at the Premises in conformity with the standards of patient care practice provided in similar facilities in the State.

7.2.5 Tenant shall not commit or suffer to be committed any waste on the Premises or cause or permit any nuisance to exist thereon or with respect thereto.

7.2.6 Tenant shall neither suffer nor permit the Premises or any part(s) thereof, or Tenant's Personal Property, to be used in such a manner as (a) might reasonably tend to impair Landlord's title thereto or to any portion thereof or (b) may make possible a claim of adverse use or possession, or an implied dedication of the Premises or any part(s) thereof.

7.2.7 Tenant shall not commit or suffer to be committed any material waste on the Premises or cause or permit any material nuisance to exist thereon or with respect thereto.

7.2.8 There shall be no change in the holder of any license for the Premises without Landlord's prior written consent, which consent may be given or withheld in Landlord's sole and absolute discretion.

7.3 Landlord to Grant Easements. etc. Landlord shall, from time to time so long as no Event of Default has occurred and is continuing, at the request of Tenant and at Tenant's cost and expense, but subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, (a) grant easements and other rights in the nature of easements;

and (b) release existing easements or other rights in the nature of easements which are for the benefit of the Premises. Except as set forth in Section 36.1 with respect to granting Mortgages, or unless otherwise requested by Tenant, Landlord shall not grant any easements or impose any covenants, conditions or restrictions on the Premises without Tenant's consent, which consent shall not be unreasonably withheld.

7.4 Tenant shall not reduce or allow to be reduced, either permanently or temporarily, the number of licensed beds at the Premises below the number necessary to maintain licensure for the Primary Intended Use.

7.5 If Tenant or an approved subtenant ceases to operate for business in the Leased Premises for a period of one hundred eighty (180) consecutive days, in the absence of a casualty or condemnation, assignment or ownership transfer by Tenant, or extensive remodeling, Landlord shall have the right, but not the obligation, to terminate this Lease by giving Tenant written notice of termination; provided, however, that. Tenant shall have the right to prevent the Lease termination if, within, thirty (30) days after receipt of Landlord's notice, Tenant notifies Landlord in writing that it or its subtenant or assignee will reoccupy the Leased Premises within sixty (60) days after the date of Tenant's notice.

7.6 Management. All management fees paid under the Management Agreement shall be subordinate to Rent. Rent will be paid and received, and current under this Lease, before and until any management fees are distributed to the Manager.

SECTION 8

8.1 Compliance with Legal and Insurance Requirements, Instruments, etc. Subject to Section 12.1 regarding permitted contests, Tenant, at its expense, shall at all times (a) comply with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Premises and Tenant's Personal Property, whether or not compliance therewith may require structural changes in any of the Leased Improvements; and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for the use of the Premises and Tenant's Personal Property for the applicable Primary Intended Use and for the proper erection, installation, operation and maintenance of the Premises and Tenant's Personal Property. If, after thirty (30) days of receiving notice from Landlord, Tenant fails to materially comply with the provisions of this Section, Landlord may, but shall not be obligated to, enter upon the Premises and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Premises, and Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that none of the Premises, Tenant's Personal Property shall be used for any unlawful purpose.

SECTION 9

9.1 Maintenance and Repair.

9.1.1 Tenant, at its expense, shall maintain the Premises in good order and repair, and, with reasonable promptness, make all necessary and appropriate repairs thereto of

every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. All repairs shall be at least equivalent in quality to the original work. Tenant will not take or omit to take any action the taking or omission of which might impair the value or the usefulness of the Premises for the Primary Intended Use.

9.1.2 Landlord shall not under any circumstances be required to (a) build or rebuild any improvements on the Premises; (b) make any repairs, replacements, alterations, restorations or renewals of any nature to the Premises, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (c) maintain the Premises in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

9.1.3 Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (a) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Premises or any part(s) thereof; or (b) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Premises or any part(s) thereof.

9.1.4 Unless Landlord shall convey any of the Premises to Tenant pursuant to the provisions of this Lease, Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Premises to Landlord in the condition in which the Premises was originally received from Landlord or (if applicable) were originally introduced to the Premises, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear.

9.2 Encroachments; Restrictions. Tenant shall take all steps necessary to cause the Leased Improvements to not encroach upon any property, street, right-of-way, easement or set-back line, or to not violate any restrictive covenant or other agreement affecting the Premises.

SECTION 10

10.1 Alterations to the Premises and Expansion.

10.1.1 Without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall not (a) make any structural alterations to the Premises; (b) enlarge or reduce the size of the Premises or otherwise materially alter or affect (other than repair and replacement thereof) any main building systems, including any main plumbing, electrical or heating, ventilating and air conditioning systems; or (c) make any alterations which would tie in or connect with any improvements on property adjacent to the Land. Tenant may, without Landlord's prior written consent, make any alterations, additions, or

improvements (collectively, "alterations") to the Premises if such alterations are not of the type described in either clause (a), (b) or (c) above, so long as in each case: (i) the same do not (A) decrease the value of the Premises, (B) affect the exterior appearance of the Premises, or (C) adversely affect the structural components of the Leased Improvements or the main electrical, mechanical, plumbing or ventilating and air conditioning systems; (ii) the same are consistent in terms of style, quality and workmanship to the original Leased Improvements and Fixtures; (iii) the same are constructed and performed in accordance with the provisions of this Section; and (iv) the cost thereof does not exceed, in the aggregate, $250,000 for any twelve (12) month period. Any alterations (other than alterations described in clauses (a), (b) or (c) above, and other than alterations which meet the foregoing requirements of clauses (i), (ii), and (iii) and (iv) above) shall be subject to Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent Landlord's prior written consent shall be required in connection with any alterations, Landlord may impose such conditions thereon in connection with its approval thereof as Landlord in its sole but reasonable judgment deems appropriate. Notwithstanding the foregoing, Landlord agrees that painting, landscaping, and replacement of floor, wall and window coverings shall be deemed alterations which do not require Landlord's consent, regardless of the cost thereof, so long as the same meet the requirements of clauses (ii) and (iii) above. With respect to any alterations permitted hereunder, (A) all work done in connection with such construction shall be done promptly and in a good and workmanlike manner using first-class materials and in conformity with all Legal Requirements; (B) promptly following the completion of such construction, Tenant shall deliver to Landlord "as built" drawings of such addition, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work; and (C) if by reason of the construction thereof, a new or revised Certificate of Occupancy for any component of the Premises is required, Tenant shall obtain and furnish a copy of the same to Landlord promptly upon completion thereof.

10.1.2 Notwithstanding the foregoing, Landlord agrees that Tenant shall have the right, but not the obligation, to construct the Expansion in accordance with <u>Exhibit B</u>, as long as the same is commenced and completed within four (4) years following the Commencement Date (the "<u>Completion Deadline</u>"). In the event Tenant commences the Expansion, but does not complete the same within eighteen (18) months following the date Tenant commences construction, subject to extension on account of events beyond Tenant's reasonable control, the same shall constitute an Event of Default and, in addition to any other remedies to which Landlord may be entitled, (a) Landlord may complete the Expansion at Tenant's expense; or (b) the Expansion Allowance available to Tenant shall be reduced by one-sixteenth (1/16) for each twelve (12) months the Expansion has not been completed, prorated for periods of less than twelve (12) months. The Expansion shall be deemed a part of the Premises and considered Landlord's property upon the earlier to occur of (a) the date of completion; or (b) the termination of this Lease for any reason. Upon completion of the Expansion, the parties shall execute an amendment to this Lease reflecting the addition of the Expansion to the Premises and the adjusted Rent payable hereunder on account thereof.

SECTION 11

11.1 <u>Liens</u>. Subject to the provisions of Section 12.1 relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its

expense any lien, encumbrance, attachment, title retention agreement or claim upon the Premises, excluding, however, the matters that exist as of the Commencement Date.

SECTION 12

12.1 Permitted Contests. Tenant, upon prior written notice to Landlord, on its own or in Landlord's name, at Tenant's expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; subject, however, to the further requirement that (a) the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Premises; (b) neither the Premises nor the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (c) neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; and (d) Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Premises or the Rent by reason of such nonpayment or noncompliance. If any such contest is finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.

SECTION 13

13.1 General Insurance Requirements. During the Term, Tenant shall at all times keep the Premises, and all property located in or on the Premises, including the Expansion, the Fixtures and the Personal Property, insured with the kinds and amounts of insurance described below. Each element of the insurance described in this Section shall be maintained with respect to the Premises and the Personal Property and operations thereon. This insurance shall be written by companies authorized to do insurance business in the State in which the Premises is located. All liability type policies must name Landlord as an "additional insured." All property, loss of rental and business interruption type policies shall name Landlord as "loss payee." Losses shall be payable to Landlord and/or Tenant as provided in Section 14. In addition, the policies, as appropriate, shall name as an "additional insured" or "loss payee" the holder of any mortgage, deed of trust or other security agreement ("Mortgagee") securing any indebtedness or any other encumbrance placed on any Premises in accordance with the provisions of Section 36 ("Mortgage") by way of a standard form of mortgagee's loss payable endorsement; provided that Landlord delivers the name and address of any such Mortgagee to Tenant. Evidence of insurance shall be deposited with Landlord and, if requested, with any Mortgagee(s). The policies shall insure against the following risks:

13.1.1 Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as special form perils, earthquake (including earth movement), sinkhole and windstorm in an amount not more than $5,000,000 for earth movement/sinkhole

with a $50,000 deductible and $1,000,000 of building ordinance coverage for combined demo/increased cost in construction;

13.1.2 Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Premises, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;

13.1.3 Flood (when the Premises is located in whole or in part within a designated 100-year flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area;

13.1.4 Loss of rental value in an amount not less than twelve (12) months' Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including payroll and Rent payable hereunder with an endorsement extending the period of indemnity by at least ninety (90) days (Building Ordinance Increased Period of Restoration Endorsement) necessitated by the occurrence of any of the hazards described in Sections 13.1.1, 13.1.2 or 13.1.3; and

13.1.5 (a) Bodily injury and property damage under a policy of commercial general liability insurance (including broad form property damage and broad form contractual liability) with amounts not less than Two Million and No/100 Dollars ($2,000,000.00) per occurrence and Three Million and No/100 Dollars ($3,000,000.00) in the annual aggregate. and (b) medical professional liability, with amounts not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and Three Million and No/100 Dollars ($3,000,000.00) in the annual aggregate.

13.2 Replacement Cost. The term "replacement cost" shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality. If either party believes that the replacement cost has increased or decreased at any time during the Term, it shall have the right to have such replacement cost redetermined by an impartial national insurance company reasonably acceptable to both parties (the "impartial appraiser"), but not more than one (1) time in any 12-month period. The party desiring to have the replacement cost so redetermined shall forthwith, on receipt of such determination by the impartial appraiser, give written notice thereof to the other party hereto. The determination of the impartial appraiser shall be final and binding on the parties hereto, and Tenant shall forthwith increase or decrease the amount of the insurance carried pursuant to this Section to the amount so determined by the impartial appraiser. Tenant shall pay the fee, if any, of the impartial appraiser. If Tenant has made improvements to the Premises, including the Expansion, Landlord may, at Tenant's expense, have the replacement cost redetermined at any time after such improvements are made, regardless of when the replacement cost was last determined.

13.3 Additional Insurance. In addition to the insurance described above, Tenant shall maintain adequate workers' compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Premises in accordance with Legal Requirements.

13.4 Waiver of Subrogation. All insurance policies carried by either party covering the Premises and Tenant's Personal Property including contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party waives any claims it has against the other party to the extent such claim is covered by insurance.

13.5 Policy Requirements. All of the policies of insurance referred to in this Section shall be written in form satisfactory to Landlord and by insurance companies with a policyholder rating of "A" and a financial rating of "VIII" in the most recent version of Best's Key Rating Guide. Additionally, all of the insurance referred to in this Section shall be on an occurrence (rather than a claims-made) basis. Tenant shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, shall deliver to Landlord's reasonable satisfaction, evidence of renewal at least thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Each insurer shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days' written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled. Each policy shall have a deductible or deductibles, if any, which are no greater than those normally maintained for similar facilities in the State of similar size and financial condition provided, however, that in no event shall the deductibles for any medical professional liability policies or general liability policies exceed $50,000.

13.6 Intentionally Deleted.

13.7 Blanket Policies and Policies Covering Multiple Locations. Notwithstanding anything to the contrary contained in this Section, Tenant's obligations to carry the insurance provided for herein may be brought within the coverage of a blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Section are otherwise satisfied. For any liability policies covering any other facilities in addition to the Premises, Landlord may require excess limits as Landlord reasonably determines.

13.8 No Separate Insurance. Tenant shall not, on Tenant's own initiative or pursuant to the request or requirement of any third party, (a) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section to be furnished by, or which may reasonably be required to be furnished by, Tenant or (b) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Mortgagees, are included therein as additional insured and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Tenant shall immediately

notify Landlord of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

SECTION 14

14.1 Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Premises under any policy of insurance required to be carried hereunder shall be paid to Landlord and made available by Landlord to Tenant from time to time for the reasonable costs of reconstruction or repair, as the case may be, of any damage to or destruction of the Premises. Any excess proceeds of such insurance remaining after the completion of (and payment for) the restoration or reconstruction of the Premises (or in the event neither Landlord nor Tenant is required or elects to repair and restore, all such insurance proceeds) shall be retained by Landlord, except as otherwise specifically provided below in this Section. All salvage resulting from any risk covered by insurance shall, at Landlord's option, belong to Landlord.

14.2 Casualty.

14.2.1 If the Premises is damaged or destroyed by fire or other casualty, Tenant shall restore such Premises to substantially the same condition as existed immediately before such damage or destruction.

14.2.2 If the cost of the repair or restoration as reasonably determined by a third party examiner exceeds the amount of proceeds received by Landlord from the insurance required to be carried hereunder, Tenant shall contribute any excess amounts needed to restore the Premises. Such difference shall be paid by Tenant to Landlord together with any other insurance proceeds, for application to the cost of repair and restoration.

14.2.3 If Tenant purchases the Premises pursuant to Section 40, and if such purchase occurs after a fire or other casualty has damaged or destroyed the Premises, but prior to the completion by Tenant of its repair and restoration obligations under Section 14.2, Landlord shall remit to Tenant, at the Close of Escrow, all insurance proceeds and excess amounts provided under Section 14.2.2 that are then being held by Landlord with respect to such casualty.

14.3 No Abatement of Rent. This Lease shall remain in full force and effect and Tenant's obligation to pay the Rent and all other charges required by this Lease shall be reduced to such extent as may be fair and reasonable under the circumstances during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration. All proceeds payable by reason of any loss of rental or business interruption under any policy of insurance required to be carried by Tenant hereunder shall be paid to Landlord and, provided that no Event of Default has occurred and is continuing, Landlord shall (a) apply, on a monthly basis, all such proceeds paid by reason of loss of rental towards Tenant's obligation to pay Rent; and (b) after Rent has been paid, make available to Tenant for Tenant's operating costs (e.g., payment of salaries, taxes, etc.), on a monthly basis, all such proceeds paid by reason of business interruption. Any excess proceeds of such insurance remaining after such rent and operating costs have been paid shall be delivered to Tenant

14.4 Waiver. Tenant waives any statutory rights of termination that may arise by reason of any damage or destruction of the Premises.

SECTION 15

15.1 Condemnation.

15.1.1 Total Taking. If the Premises are totally and permanently taken by Condemnation, this Lease shall terminate as of the day before the Date of Taking.

15.1.2 Partial Taking. If a portion of the Premises is taken by Condemnation, this Lease shall remain in effect if the Premises is not thereby rendered Unsuitable for Its Primary Intended Use (except that this Lease shall terminate with respect to the portion of the Premises so taken), but if the Premises are thereby rendered Unsuitable for its Primary Intended Use, this Lease shall terminate as of the day before the Date of Taking. In the event of any such partial taking in which the Lease is not so terminated and such partial taking affects the building (as opposed to components of the Premises such as parking, landscaping, sidewalks, etc.), Minimum Rent shall be adjusted in a manner that is fair, just and equitable to both Landlord and Tenant, based upon, among other relevant factors, the loss of beds or units, if any, in the Premises.

15.1.3 Restoration. If there is a partial taking of the Premises and this Lease remains in full force and effect pursuant to Section 15.1.2, Landlord shall make available to Tenant the portion of the Award necessary and specifically identified or allocated for restoration of the Premises and Tenant shall accomplish all necessary restoration whether or not the amount provided or allocated by the Condemnor for restoration is sufficient.

15.1.4 Award Distribution. Subject to Section 15.1.3 above, the entire Award shall belong to and be paid to Landlord, except that Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such item, lost profits value and moving expenses.

15.1.5 Temporary Taking. The taking of the Premises and/or any part(s) thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than one hundred eighty (180) consecutive days. During any shorter period, which shall be considered a temporary taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.

15.1.6 Sale Under Threat of Condemnation. A sale by Landlord to any Condemnor, either under threat of Condemnation or while Condemnation proceedings are pending, shall be deemed a Condemnation for purposes of this Lease. Subject to Tenant's consent, which shall not be unreasonably withheld, Landlord may, without any obligation to Tenant, agree to sell and/or convey to any Condemnor all or any portion of the Premises free from this Lease and the rights of Tenant hereunder without first requiring that any action or proceeding be instituted or pursued to judgment.

SECTION 16

16.1 Events of Default. Any one or more of the following shall constitute an "Event of Default":

16.1.1 Tenant shall fail to pay any installment of Rent within thirty (30) days after the same becomes due and payable and such failure is not cured by Tenant within ten (10) days after notice from Landlord;

16.1.2 except as otherwise specifically provided for in this Section, if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant commences to cure such failure within such 30-day period and thereafter proceeds promptly and with reasonable diligence to cure the failure and diligently completes the curing thereof; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

16.1.3 Tenant shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency act, make an assignment for the benefit of its creditors, consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

16.1.4 Tenant shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing a receiver of Tenant or of the whole or substantially all of its property and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

16.1.5 Tenant shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all its assets (except to the extent such a sale is expressly permitted hereunder); 16.1.8 any of the representations or warranties made by Tenant herein or by any Guarantor in the Guaranty proves to be untrue when made in any material respect;

16.1.6 An event described in Section 16.1.4 or Section 16.1.5 occurs with respect to Guaranty, and the same results in Guarantor being unable to perform its oblogations under the Guaranty;

16.1.7 any license or third-party provider reimbursement agreements material to operation of the Premises for its Primary Intended Use are at any time revoked or suspended;

16.1.8 Tenant fails to give notice to Landlord not later than ten (10) business days after any notice, claim or demand from any governmental authority, or any officer acting on behalf thereof, of any material violation of any Legal Requirement with respect to the operation of the Premises. For purposes of this Subsection, a "material violation" shall mean a violation of

any such Legal Requirement that is reasonably likely to (i) have a material adverse effect on Tenant's operations in the Premises; or (ii) impose any liability on Landlord;

16.1.9 Tenant fails to cure or abate any material violation (except for violations being contested by Tenant pursuant to Section12.1 hereof) occurring during the Term that is claimed by any governmental authority, or any officer acting on behalf thereof, of any law, order, ordinance, rule or regulation pertaining to the operation of the Premises, and within the time permitted by such authority for such cure or abatement. For purposes of this Subsection, a "material violation" shall mean a violation of any such law, order, ordinance, rule or regulation that is reasonably likely to (i) have a material adverse effect on Tenant's operations in the Premises; or (ii) impose any liability on Landlord;

16.1.10Tenant fails to notify Landlord within three (3) business days after receipt of any notice from any governmental agency terminating or suspending or reflecting a material risk of imminent termination or suspension, of any material license or certification relating to the Premises;

16.1.11 any proceedings are finally adjudicated against Tenant by any governmental authority that result in (i) the revocation of any license granted to Tenant that is material to the operation of the Premises; (ii) the decertification of the Premises from participation in the Medicare or Medicaid reimbursement program if participation in such programs is applicable and is material to the operation of the Premises; or (iii) the issuance of a stop placement order against Tenant;

16.1.12 any default and acceleration of any indebtedness of borrowed money in excess of $250,000 of Tenant has occurred;

16.1.13 Tenant fails maintain the Coverage Requirement for two (2) successive reporting quarters, and does not thereafter meet the Coverage Requirement within two (2) reporting quarters after receipt of notice thereof from Landlord; or

16.1.14 Tenant fails to maintain the Minimum Net Worth; provided, however, that such event shall only constitute an Event of Default hereunder if Landlord delivers notice of such failure to Tenant and if such failure continues beyond any cure period expressly afforded by Landlord to Tenant in such notice (it being agreed, however, that the decision as to whether a cure period shall be granted and the duration of such cure period, if any, shall be determined by Landlord in its reasonable discretion).

16.2 <u>Certain Remedies</u>. If an Event of Default shall have occurred, Landlord may terminate this Lease, by giving Tenant notice of such termination and the Term shall terminate and all rights of Tenant under this Lease shall cease. Landlord shall have all rights at law and in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys' fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to this Section, Tenant shall, to the extent permitted by law, if required by Landlord so to do, immediately surrender to Landlord possession of the Premises and quit the same and

Landlord may enter upon and repossess the Premises by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and any of Tenant's Personal Property from the Premises.

16.3 Damages. The (a) termination of this Lease (other than a termination pursuant to Sections 14 and 15 of this Lease); (b) repossession of the Premises; (c) failure of Landlord, notwithstanding reasonable good faith efforts, to relet the Premises; (d) reletting of all or any portion of the Premises; or (e) failure or inability of Landlord to collect or receive any rentals due upon any such reletting, shall not relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. If any such termination occurs, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Premises to and including the date of such termination. Thereafter, following any such termination, Tenant shall forthwith pay to Landlord, at Landlord's option, as and for liquidated and agreed current damages for an Event of Default by Tenant, the sum of:

16.3.1 the worth at the time of award of the unpaid Rent (including all monthly Minimum Rent) which had been earned at the time of termination,

16.3.2 the worth at the time of award of the amount by which the unpaid Rent (including all monthly Minimum Rent) which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided,

16.3.3 the worth at the time of award of the amount by which the unpaid Rent (including all monthly Minimum Rent) for the balance of the then current Term (not including any Extended Terms that have not yet been exercised, but including any Extended Term which has been exercised but has not yet commenced) after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, plus

16.3.4 any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in Subsections 16.3.1 and 16.3.2 above, the "worth at the time of award" shall be computed by allowing interest at the Overdue Rate. As used in Subsection 16.3.3 above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus One Percent (1%). Alternatively, if Landlord does not elect to terminate this Lease, then Tenant shall pay to Landlord, at Landlord's option, as and for agreed damages for such Event of Default without termination of Tenant's right to possession of the Premises and the Expansion, each installment of said Rent (including the monthly Minimum Rent) and other sums payable by Tenant to Landlord under this Lease as the same becomes due and payable with respect to the Premises, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease.

16.4 Receiver. Upon the occurrence of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, Landlord shall be entitled, as a

matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Premises and/or of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5 Waiver. If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Section, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession; and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.6 Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default that are made to Landlord rather than Tenant due to the existence of an Event of Default (including all rentals received as a result of any reletting) shall be applied to Tenant's obligations in the order which Landlord may determine or as may be prescribed by the laws of the State in which the Premises are located.

SECTION 17

17.1 Landlord's Right to Cure Tenant's Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder within fifteen (15) days after written demand by Landlord (except in case of emergencies), Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Premises for such purpose and take all such action thereon as, in Landlord's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys' fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand. Notwithstanding the foregoing, Landlord shall be liable for any damages arising from such entry upon the Premises by Landlord or its representatives, agents or contractors.

SECTION 18

Intentionally Omitted.

SECTION 19

19.1 Renewal Terms. Provided that no Event of Default has occurred and is continuing, either at the date of exercise or upon the commencement of an Extended Term (as hereunder defined), then Tenant shall have the right to renew this Lease with respect to the Premises of all (but not less than all) of the Premises for two (2) consecutive ten (10) year renewal terms (each an "Extended Term"). Tenant shall exercise its renewal options in this Section if at all, by (a) giving written notice to Landlord of such renewal not less than six (6) months and not more than twelve (12) months prior to the expiration of the then applicable current Term; and (b) delivering to Landlord concurrent with such notice a reaffirmation of the

Guaranty executed by Guarantor stating, in substance, that Guarantor's obligations under the Guaranty shall extend to this Lease, as applicable. The failure to give any such notice in a timely manner shall result in a forfeiture of such renewal options. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect except that at the commencement of each Lease Year during the Extended Term, monthly Minimum Rent shall be adjusted as provided in Section 3.1.4.

SECTION 20

20.1 Holding Over. If Tenant shall for any reason remain in possession of the Premises after the expiration or earlier termination of the Term, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Rent each month One Hundred Fifty Percent (150%) of the sum of (a) monthly Minimum Rent applicable to the prior Lease Year, together with (b) all Additional Charges and all other sums payable by Tenant pursuant to this Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Premises. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

SECTION 21

21.1 Security for Tenant Obligations.

21.1.1 As additional security for Tenant's obligations hereunder, Tenant shall keep on deposit with Landlord at all times during the Term and for thirty (30) days thereafter cash (the "Cash Security Deposit"), in an amount equal to the Security Deposit Amount. Landlord shall either keep the Cash Security Deposit in a separate account as may be selected by Landlord from time to time, or may commingle the Cash Security Deposit with its general funds. No interest shall be paid on the Cash Security Deposit. No notice to Tenant shall be required to enable Landlord to draw upon or apply such Cash Security Deposit. In the event of a transfer of Landlord's interest in the Premises, Landlord may transfer the Cash Security Deposit to the transferee and thereupon shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of such Cash Security Deposit to a new Landlord.

21.1.2 Landlord shall have the right to apply all or any portion of the Cash Security Deposit up to its full amount, as applicable, to the payment of the obligations of Tenant under this Lease in such order as Landlord shall determine whenever an Event of Default hereunder has occurred. No such application of the Cash Security Deposit shall (A) cure or constitute a waiver of an Event of Default, (B) be deemed to fix or determine the amounts to which Landlord is entitled to recover under this Lease or otherwise, or (C) be deemed to limit or waive Landlord's right to pursue any remedies provided for in this Lease. If any portion of the Cash Security Deposit is applied by Landlord, Tenant shall, within two (2) business days after demand by Landlord, cause an amount equal to the amount of Cash Security Deposit previously

applied to be paid to Landlord in order to replenish the Cash Security Deposit to the full Security Deposit Amount required.

21.1.3 TENANT WAIVES THE PROVISIONS OF ANY APPLICABLE LAWS NOW IN FORCE OR THAT BECOME IN FORCE AFTER THE EXECUTION DATE HEREOF, THAT PROVIDE IN SUBSTANCE THAT LANDLORD MAY CLAIM FROM A CASH SECURITY DEPOSIT ONLY THOSE SUMS REASONABLY NECESSARY TO REMEDY DEFAULTS IN THE PAYMENT OF RENT, TO REPAIR DAMAGE CAUSED BY TENANT, OR TO CLEAN THE PREMISES. LANDLORD AND TENANT AGREE THAT LANDLORD MAY, IN ADDITION, CLAIM THOSE SUMS NECESSARY TO COMPENSATE LANDLORD FOR ANY OTHER FORESEEABLE OR UNFORESEEABLE ACTUAL LOSS OR DAMAGE CAUSED BY THE ACT OR OMISSION OF TENANT OR TENANT'S OFFICERS, AGENTS, EMPLOYEES, INDEPENDENT CONTRACTORS, OR INVITEES, INCLUDING, BUT NOT LIMITED TO THOSE DAMAGES TO WHICH LANDLORD IS ENTITLED PURSUANT TO SECTION 16 HEREOF.

21.1.4 In lieu of the Cash Security Deposit, Tenant may, at its option, provide to Landlord from time to time one or more letters of credit complying with the Letter of Credit Requirements as security for Tenant's obligations under this Lease (each, a "Security Letter of Credit"). The face amount of any Security Letter of Credit shall be applied to reduce the amount of the Cash Security Deposit required by this Section. If at any time the aggregate amount of the Cash Security Deposit held by Landlord, together with the face amount of any Security Letters of Credit held by Landlord pursuant to this paragraph, shall be less than the Security Deposit Amount, Tenant shall deliver to Landlord one or more replacement or additional Security Letters of Credit (or amendments to the existing Security Letters of Credit) or an additional Cash Security Deposit to the extent necessary to cause the aggregate amount of the Cash Security Deposit held by Landlord, together with the face amount of the Security Letters of Credit held by Landlord pursuant to this paragraph, to be at least equal to the Security Deposit Amount.

21.1.5 If Tenant shall fully and faithfully perform every provision of this Lease to be performed by Tenant, upon the expiration of the Term, the Cash Security Deposit shall be applied against any amounts owed by Tenant to Landlord and any balance thereof shall be returned to Tenant (or at Landlord's option, to the last permitted assignee of Tenant's interest hereunder) within thirty (30) days after the expiration of such Term.

21.2 <u>Intentionally omitted</u>.

21.3 <u>Letter of Credit Requirements</u>. The following requirements shall apply to any letters of credit posted by Tenant in connection with this Lease (the "Letter of Credit Requirements"):

21.3.1 Each letter of credit must be unconditional, irrevocable and in substantially the form attached hereto as <u>Exhibit C</u> (or another form satisfactory to Landlord).

21.3.2 Each letter of credit must be issued by a financial institution having offices located in New York, New York and otherwise reasonably satisfactory to Landlord.

21.3.3 Tenant understands that Landlord is relying upon the financial condition of the issuer of the letter of credit, as a primary inducement to Landlord to lease the Premises to Tenant. In the event Moody's rating on the issuer's long term senior debt becomes less than Baa2 while the letter of credit is outstanding, Landlord may notify Tenant of such fact, and Tenant shall have ten (10) business days from the date of such notice within which to either (i) secure the letter of credit with additional collateral acceptable to Landlord in its sole discretion; (ii) provide a substitute letter of credit in the same form as the letter of credit but issued by a banking institution reasonably satisfactory to Landlord having its senior long term debt rated at least Baa2 by Moody's or equivalent rating service; or (iii) have the letter of credit confirmed by a banking institution reasonably satisfactory to Landlord having its senior long term debt rated at least Baa2 by Moody's or equivalent rating service. Failure to do one of the foregoing within such time shall constitute an Event of Default and shall entitle Landlord to present the letter of credit for payment at any time after such default, without providing Tenant any further notice or opportunity to cure, and the entire sum drawn thereunder shall be held by Landlord as provided in subsection 21.2.13, below.

21.3.4 Each letter of credit must expressly permit partial drawings on multiple occasions.

21.3.5 Each letter of credit shall provide that it is assignable by Landlord without charge to Landlord and without limitation on the permitted number of assignments, provided however, that such letter of credit shall only be assignable to Landlord's successor-in-interest as Landlord hereunder.

21.3.6 Unless otherwise provided herein, the initial letter of credit shall expire no sooner than twelve (12) months from the date thereof. The letter of credit must be satisfactorily renewed or replaced with replacement letters of credit meeting all of the Letter of Credit Requirements except that the expiration date shall be no less than twelve (12) months from the date of issuance. Such renewal or replacement letters of credit must be in Landlord's possession no later than thirty (30) days prior to the expiration of the then current letter of credit. Tenant shall be responsible for obtaining such renewal or replacement letters of credit at its sole expense. Failure to renew a letter of credit in accordance with the foregoing will entitle Landlord to present the letter of credit for payment, without providing Tenant any notice or opportunity to cure, and the entire sum drawn thereunder shall be held by Landlord as provided in subsection 21.2.13, below.

21.3.7 Each letter of credit shall provide that it will be honored upon a signed statement by Landlord that Landlord is entitled to draw upon such letter of credit under this Lease and shall require no signature or statement from any party other than Landlord.

21.3.8 Each letter of credit shall provide that, following the honor of any drafts in an amount less than the aggregate amount thereof, the financial institution shall return the original letter of credit to Landlord and Landlord's rights as to the remaining amount of such letter of credit will not be extinguished.

21.3.9 In the event of a transfer of Landlord's interest in the Premises, Landlord may transfer any letter of credit held by Landlord to the transferee and thereupon shall, without

any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of any such letter of credit to a new Landlord.

21.3.10 Landlord's rights in and to any letter of credit may be assigned and pledged by Landlord to a Mortgagee as security in connection with a Mortgage.

21.3.11 Tenant will not assign or encumber the letter of credit or any part thereof and agrees that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

21.3.12 Upon the occurrence of an Event of a Default, in addition to any or all of its other remedies contained in this Lease, Landlord shall have the right (but not the obligation) to present the letter of credit for payment and to draw thereon, in whole or in part. In the event of any such draw, Landlord may require that Tenant forthwith provide Landlord with an additional letter of credit in an amount sufficient to restore the aggregate amounts of the letter(s) of credit held by Landlord to the amount prior to such draw.

21.3.13 Landlord may use or apply the whole or any part of the amounts drawn on the letter(s) of credit (the "Proceeds") for the payment of Tenant's obligations under this Lease. Any Proceeds not otherwise applied to amounts then due Landlord shall serve as a portion of the Cash Security Deposit. In the event that the Proceeds applied in the foregoing sentence are less than the Security Deposit Amount, Tenant shall deposit with Landlord, within ten (10) business days after notice from Landlord, an amount sufficient to restore the Cash Security Deposit to the Security Deposit Amount. Landlord shall not be required to keep the Proceeds separate from Landlord's general funds or pay interest on the Proceeds. Provided Tenant has performed all of its obligations under this Lease, any remaining portion of the Proceeds shall be returned to Tenant within thirty (30) days subsequent to the expiration of the Term. No trust or fiduciary relationship is created herein between Landlord and Tenant with respect to the Proceeds. If Landlord transfers the Premises during the Term of this Lease, Landlord may pay the Proceeds to Landlord's successor-in-interest, in which event the transferring Landlord shall be released from all liability for the return of the Proceeds.

21.3.14 Provided that no uncured Event of Default exists at the expiration of the Term, Landlord shall return the letter of credit to Tenant within ten (10) days following the expiration of the Term.

21.4 Subordination of Debt and Distributions. Tenant will not seek to subordinate the Rent payable under this Lease to any creditor obligation or debt. Rent will be paid and received, and current under this Lease, before (a) any other creditor obligation or debt is paid; and (b) any profits are distributed to Tenant's owners or assigns.

SECTION 22

22.1 Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Premises as a consequence of the damage or destruction thereof by fire, the elements,

casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and no such event shall entitle Tenant to any abatement of Rent.

SECTION 23

23.1 GENERAL INDEMNIFICATION. IN ADDITION TO THE OTHER INDEMNITIES CONTAINED HEREIN, AND NOTWITHSTANDING THE EXISTENCE OF ANY INSURANCE CARRIED BY OR FOR THE BENEFIT OF LANDLORD OR TENANT, AND WITHOUT REGARD TO THE POLICY LIMITS OF ANY SUCH INSURANCE, TENANT SHALL PROTECT, INDEMNIFY, SAVE HARMLESS AND DEFEND LANDLORD AND ITS AFFILIATES FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, CLAIMS, DAMAGES PENALTIES, CAUSES OF ACTION, COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS', CONSULTANTS' AND EXPERTS' FEES AND EXPENSES, IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST LANDLORD (EXCEPT TO THE EXTENT CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD), BY REASON OF: (A) ANY ACCIDENT, INJURY TO OR DEATH OF PERSONS OR LOSS OF OR DAMAGE TO PROPERTY OCCURRING ON OR ABOUT THE PREMISES OR ADJOINING SIDEWALKS THERETO; (B) ANY USE, MISUSE, NON-USE, CONDITION, MAINTENANCE OR REPAIR BY TENANT OF THE PREMISES; OR (C) ANY FAILURE ON THE PART OF TENANT TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THIS LEASE; (D) THE NON-PERFORMANCE OF ANY OF THE TERMS AND PROVISIONS OF ANY AND ALL EXISTING AND FUTURE SUBLEASES OF THE PREMISES TO BE PERFORMED BY ANY PARTY THEREUNDER; (E) ANY CLAIM FOR MALPRACTICE, NEGLIGENCE OR MISCONDUCT COMMITTED BY ANY PERSON ON OR WORKING FROM THE PREMISES OR THE EXPANSION; AND (F) THE VIOLATION OF ANY LEGAL REQUIREMENT. ANY AMOUNTS THAT BECOME PAYABLE BY TENANT UNDER THIS SECTION SHALL BE PAID WITHIN TEN (10) DAYS AFTER DEMAND BY LANDLORD, AND IF NOT TIMELY PAID SHALL BEAR INTEREST AT THE OVERDUE RATE FROM THE DATE OF SUCH DETERMINATION TO THE DATE OF PAYMENT. TENANT, AT ITS SOLE COST AND EXPENSE, SHALL CONTEST, RESIST AND DEFEND ANY SUCH CLAIM, ACTION OR PROCEEDING ASSERTED OR INSTITUTED AGAINST LANDLORD OR ITS AFFILIATES OR MAY COMPROMISE OR OTHERWISE DISPOSE OF THE SAME AS TENANT SEES FIT; PROVIDED, HOWEVER, THAT ANY LEGAL COUNSEL SELECTED BY TENANT TO DEFEND LANDLORD SHALL BE REASONABLY SATISFACTORY TO LANDLORD. ALL INDEMNIFICATION COVENANTS ARE INTENDED TO APPLY TO LOSSES, DAMAGES, INJURIES, CLAIMS, ETC. INCURRED DIRECTLY BY THE INDEMNIFIED PARTIES AND THEIR PROPERTY, AS WELL AS BY THE INDEMNIFYING PARTY OR THIRD PARTY, AND THEIR PROPERTY. FOR PURPOSES OF THIS SECTION, ANY ACTS OR OMISSIONS OF TENANT, OR BY EMPLOYEES, AGENTS, ASSIGNEES, CONTRACTORS, SUBCONTRACTORS OR OTHERS ACTING FOR OR ON BEHALF OF TENANT (WHETHER OR NOT THEY ARE NEGLIGENT, INTENTIONAL, WILLFUL OR UNLAWFUL), SHALL BE STRICTLY ATTRIBUTABLE TO TENANT. IT IS UNDERSTOOD AND AGREED THAT PAYMENT SHALL NOT BE A CONDITION

PRECEDENT TO ENFORCEMENT OF THE FOREGOING INDEMNIFICATION OBLIGATIONS.

SECTION 24

24.1 Transfers.

24.1.1 Assignment.

(a) Tenant shall not, without Landlord's prior written consent, either directly or indirectly or through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or Tenant's leasehold estate hereunder (each of the aforesaid acts referred to in clauses (a) through (g) being referred to herein as a "Transfer"). If Tenant so allows, causes, permits or suffers any such Transfer without Landlord's consent in each such instance, such event shall constitute an Event of Default by Tenant under this Lease.

(b) Notwithstanding the foregoing, Landlord's consent to an assignment shall not be unreasonably withheld or conditioned or delayed as long as (i) the creditworthiness of the proposed assignee is equal to or greater than the creditworthiness of Tenant as of the date of this Lease or the date of the proposed assignment, whichever is higher; (ii) the proposed assigned meets all other requirements of this Lease, including without limitation insurability and legal diligence. It is understood that Landlord may nonetheless withhold consent despite satisfaction of the conditions in the foregoing subsections based on other reasonable grounds.

(c) Notwithstanding anything in Section 24.1 to the contrary, Tenant may assign the Lease or sublet the Premises to the holding company or subsidiary company of Tenant or an associated or affiliated company of Tenant, the acquirer of a majority of the voting equity of Tenant or Tenant's holding company without the prior consent of the Landlord; provided that said assignee or sublessee must (i) expressly assume in writing the obligations of Tenant hereunder, (ii) comply with the terms and conditions of this Lease, and (iii) submit executed Certificates of Insurance as required herein to be effective as of the date of such assignment or subletting, as applicable. Such assignment or subletting shall not alter the Tenant's responsibility to the Landlord under the Lease. Landlord agrees to accept rent from the Tenant, its assignee or subtenant. Tenant shall provide Landlord notice of any such transfer together with copies of all proposed documentation therefor for Landlord's review at least thirty (30) days prior to the effective date of such transfer.

24.1.2 Costs. Tenant shall reimburse Landlord for Landlord's actual costs and expenses incurred in conjunction with the processing and documentation of any request to Transfer, including reasonable attorneys', architects', engineers' or other consultants' fees, whether or not such Transfer is actually consummated; provided that such reimbursement shall not exceed $1,000.

24.1.3 No Release of Tenant's Obligations. No assignment, conveyance, subletting or other action pursuant to this Section shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder.

24.1.4 REIT Protection. Anything contained in this Lease to the contrary notwithstanding, (a) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the Occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the Occupant, assignee, manager or other transferee; (b) Tenant shall not furnish or render any services to an Occupant, assignee, manager or other transferee with respect to whom Transfer Consideration is required to be paid or manage or operate the Premises and/or the Expansion so Transferred with respect to which Transfer Consideration is being paid; (c) Tenant shall not consummate a Transfer with any Person in which Landlord or its Affiliate owns an interest, directly or indirectly by applying constructive ownership rules set forth in Section 856(d)(5) of the Code; and (d) Tenant shall not consummate a Transfer with any Person or in any manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any Occupancy Arrangement to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or that could cause any other income of Landlord or its Affiliate to fail to qualify as income described in Section 856(c)(2) of the Code.

24.1.5 Transfers in Bankruptcy. In the event of a Transfer or assignment of this Lease pursuant to the provisions of the Bankruptcy Code, all consideration payable or otherwise to be delivered in connection with such Transfer or assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any consideration constituting Landlord's property pursuant to the immediately preceding sentence and not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. For purposes of this Subsection, the term "consideration" shall mean and include money, services, property and any other thing of value such as payment of costs, cancellation or forgiveness of indebtedness, discounts, rebates, barter and the like. If any such consideration is in a form other than cash (such as in kind, equity interests, indebtedness earn-outs, or other deferred payments, consulting or management fees, etc.), Landlord shall be entitled to receive in cash the then present fair market value of such consideration.

SECTION 25

25.1 Officer's Certificates and Financial Statements.

25.1.1 Officer's Certificate. At any time and from time to time upon Tenant's receipt of not less than ten (10) business days' prior written request by Landlord, Tenant shall furnish to Landlord an Officer's Certificate certifying (a) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (b) the dates to which the Rent has been paid; (c) whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge; and (d) responses to such other questions or statements of fact as Landlord, any ground or underlying lessor, any purchaser or any current or prospective Mortgagee shall reasonably request. Any such certificate furnished pursuant to this Section may be relied upon

by Landlord and any current or prospective Mortgagee, ground or underlying lessor or purchaser of the Premises or any portion thereof.

25.1.2 Statements. Tenant shall furnish the following statements to Landlord:

(a) Tenant shall, as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, provide to Landlord annual financial statements of Tenant and Guarantor for such Fiscal Year, including therein the balance sheets of Tenant and Guarantor as of the end of such Fiscal Year and statements of earnings and statements of cash flow of Tenant and Guarantor for such Fiscal Year, in each case certified in a manner acceptable to Landlord by such entity's chief accounting officer as being prepared in accordance with GAAP, except as otherwise noted therein, on a basis consistent with prior periods and fairly presenting the financial condition of each Tenant at the end of such Fiscal Year and the immediately preceding Fiscal Year and in comparative columnar form. Tenant's annaul financial statements shall be either (i) audited; or (ii) consist of an accounting compilation of operating performance that is reviewed by an independent accounting firm.

(b) Tenant shall, as soon as available and in any event within sixty (60) days after the end of each Quarter, provide to Landlord quarterly financial statements of the Tenant for such Quarter, including therein the balance sheets of Tenant as of the end of such Quarter, and statements of earnings and statements of cash flow of Tenant for such Quarter, in each case certified in a manner acceptable to Landlord by such entity's chief accounting officer as being prepared in accordance with GAAP, except as otherwise noted therein, and that such quarterly financial statements fairly present to financial condition of Tenant as of the end of such Quarter and year-to-date. Tenant shall provide financial statements of Guarantor in similar format by such entity's chief accounting officer only if required by Landlord's lender.

25.1.3 Licensing Information. Tenant shall promptly furnish to Landlord complete copies of all surveys, examinations, inspections, compliance certificates and similar reports of any kind issued to Tenant or its property manager by any governmental agencies or authorities having jurisdiction over the licensing of the operation of the Premises that are material to the Premises or their ownership or operation.

SECTION 26

26.1 Landlord's Right to Inspect and Show the Premises. Tenant shall permit Landlord and its authorized representatives, upon reasonable prior notice, to (a) inspect the Premises and (b) exhibit the same to prospective purchasers and lenders, and during the last six (6) months of the Term to prospective lessees or managers, in each instance during usual business hours and subject to any reasonable security, health, safety or confidentiality requirements of Tenant or any Legal Requirement or Insurance Requirement. Tenant shall cooperate with Landlord in exhibiting the Premises to prospective purchasers, lenders, lessees and managers. Additionally, Landlord shall have the right to make site visits to the Premises for purposes of inspecting the Premises from time to time, as Landlord may determine in its reasonable discretion and upon at least forty-eight (48) hours prior written notice to Tenant.

SECTION 27

27.1 No Waiver. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

SECTION 28

28.1 Remedies Cumulative. Each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

SECTION 29

29.1 Acceptance of Surrender. No surrender to Landlord of this Lease or of the Premises shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

SECTION 30

30.1 No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate; and (b) the fee estate in the Premises.

SECTION 31

31.1 Conveyance by Landlord. Landlord may, without the consent or approval of Tenant, sell, transfer, assign, convey or otherwise dispose of the Premises, subject, however, to this Lease. If Landlord or any successor owner of the Premises shall sell, transfer, assign, convey or otherwise dispose of the Premises other than as security for a debt and such successor owner expressly assumes in writing all of Landlord's obligations under this Lease, Landlord shall thereupon be released from all future liabilities and obligations of Landlord with respect to the Premises under this Lease arising or accruing from and after the date of such sale, transfer, assignment or other disposition and all such future liabilities and obligations with respect to the Premises shall thereupon be binding upon such purchaser, grantee, assignee or transferee.

SECTION 32

32.1 Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations

hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or created thereafter as permitted hereunder or thereafter consented to by Tenant.

SECTION 33

33.1 Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a "notice") must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

If to Landlord:

GMR PLANO, LLC d/b/a
GMR HC PLANO, LLC
c/o Global Medical REIT, Inc.
4800 Montgomery Lane, Suite 450
Bethesda, Maryland 20814
Fax: 202 380 0891
Attn: Alfonzo Leon
Fax: 202 380 0891

with a copy to:

Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN 37203
Attn: Ann Peldo Cargile
Fax: 615-252-2373

If to Tenant:

Star Medical Center, LLC
4301 N. MacArthur Blvd., Suite 203
Irving, Texas 75038
Attention: General Counsel
Fax No.: 214.313.9240

with a copy to:

Basinger Leggett Clemons Bowling & Shore, PLLC
5700 Granite Parkway, Suite 950
Plano, Texas 75024
Attn.: Ryan W. Crandall, Esq.
Fax: 214-473-8685

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In lieu of notice by U.S. Mail, either party may send notices by facsimile or by a nationally recognized overnight courier service which provides written proof of delivery (such as UPS or Federal Express). Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, provided that an original of such facsimile is also sent to the intended addressee by another method approved in this Section, and any notice sent by a nationally recognized overnight

courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier's delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

SECTION 34

34.1 Appraiser. If it becomes necessary to determine the Fair Market Value of the Premises for any purpose of this Lease, the same shall be determined by an independent appraisal firm, in which one or more of the members, officers or principals of such firm are Members of the Appraisal Institute (or any successor organization thereto) and who are expert in valuation of facilities used for the Primary Intended Use, as may be reasonably selected by Landlord and approved by Tenant (the "Appraiser"). Landlord shall cause such Appraiser to determine the Fair Market Value of the Premises as of the relevant date (giving effect to the impact, if any, of inflation from the date of the Appraiser's decision to the relevant date) and the determination of such Appraiser shall be final and binding upon the parties. A written report of such Appraiser shall be delivered and addressed to each of Landlord and Tenant. To the extent consistent with sound appraisal practice as then existing at the time of any such appraisal, an appraisal of Fair Market Value for purposes of this Lease shall take into account and shall give appropriate consideration to all three customary methods of appraisal (i.e., the cost approach, the sales comparison approach and the income approach), and no one method or approach shall be deemed conclusive simply by reason of the nature of Landlord's business or because such approach may have been used for purposes of determining the fair market value of the Premises at the time of acquisition thereof by Landlord. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Landlord and Tenant shall each pay one-half (1/2) of the fees and expenses of the Appraiser and all other costs and expenses incurred in connection with such appraisal. If Landlord and Tenant are unable to agree upon the Appraiser within fifteen (15) days after Landlord notifies Tenant of the identity of Landlord's selected Appraiser, then the following shall apply:

34.1.1 Within fifteen (15) days after Tenant's receipt of Landlord's selected Appraiser, Tenant shall by notice to Landlord appoint a second Appraiser meeting the requirements set forth above to act on its behalf. In such event, the Appraisers thus appointed shall, within sixty (60) days after the date of Landlord's notice of its originally selected Appraiser, proceed to determine the Fair Market Value of the Premises as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if Tenant fails to appoint its Appraiser within the time permitted, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within such sixty (60) day period, then the determination of such sole Appraiser shall be final and binding upon the parties.

34.1.2 If the two Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed five percent (5%) of the lesser of such amounts, then the Fair Market Value of the Premises shall be an amount equal to average of the two appraisals. If the difference between the amounts so determined shall exceed five percent

(5%) of the lesser of such amounts, then such two Appraisers shall have twenty (20) days to appoint a third Appraiser meeting the above requirements, but if such Appraisers fail to do so, then either party may request the CPR or AAA (as such terms are defined in Section 44.1.1) or any successor organization(s) thereto to appoint an Appraiser meeting the above requirements within twenty (20) days of such request, and both parties shall be bound by any appointment so made within such twenty (20) day period. If no such Appraiser shall have been appointed within such twenty (20) days or within one hundred five (105) days of the original request for a determination of Fair Market Value, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any Appraiser appointed by the original Appraisers, by the CPR or AAA or by such court shall be instructed to one of the two (2) the Fair Market Values of the Premises, as determined by the original two (2) Appraisers, as the Fair Market Value within thirty (30) days after appointment of such Appraiser.

34.1.3 The determination by the third Appraiser described above (if applicable), shall be final and binding upon Landlord and Tenant as the Fair Market Value of the Premises. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.

34.1.4 If the foregoing two (2) or three (3) Appraiser system is utilized, then Landlord and Tenant shall each pay the fees and expenses of the Appraiser appointed by it and each shall pay one-half (1/2) of the fees and expenses of any third Appraiser.

SECTION 35

35.1 Ongoing Required Maintenance and Capital Expenditures. Commencing on the Commencement Date and on each date payment of Minimum Rent is due to Landlord pursuant to Section 3.1 above, throughout the Term, Tenant shall deposit the Monthly Capital Reserve Amount in a separate account maintained by Tenant (the "Capital Reserve Account") until the Capital Reserve Threshold has been reached. Tenant shall at any time have the right to use the Capital Reserve for Qualified Capital Expenditures. If the Capital Reserve drops below the Capital Reserve Threshold, Tenant shall continue to deposit the Monthly Capital Reserve Amount in the Capital Reserve Account until the Capital Reserve Threshold has once again been reached.

SECTION 36

36.1 Subordination of Lease. Contemporaneously with the execution of this Lease, Landlord shall cause each holder of a lien upon the Premises to enter into a Subordination, Non-Disturbance and Attornment agreement (the "SNDA") with Tenant. Should any future holder of a lien upon the Premises whose lien is capable of foreclosure wish to become superior to this Lease, Tenant agrees to subordinate to such lienholder so long as Landlord has such lienholder execute for the benefit of Tenant, a Non-Disturbance Agreement in a form and of a substance reasonably acceptable to Tenant. The provisions of this Section to the contrary notwithstanding, this Lease shall remain in full force and effect for the full Term and any extension hereof, and a foreclosure under the deed of trust shall not terminate this Lease or affect Tenant's right of possession pursuant to this Lease.

36.2 Attornment. If Landlord's interest in the Premises is sold, conveyed or terminated upon the exercise of any remedy provided for in any Mortgage, or otherwise by operation of law: (a) at the new owner's option, Tenant shall attorn to and recognize the new owner as Tenant's Landlord under this Lease or enter into a new lease substantially in the form of this Lease with the new owner, and Tenant shall take such actions to confirm the foregoing within ten (10) business days after request; and (b) the new owner shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination, (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination, (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month's rent, unless such modification, amendment or prepayment shall have been approved in writing by the Mortgagee or, in the case of such prepayment, such prepayment of rent has actually been delivered to such successor lessor, or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such successor lessor.

SECTION 37

37.1 Hazardous Substances. Tenant shall dispose of, release or discharge in, on, under or about the Premises or incorporate in the Premises any Hazardous Substance; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Premises in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use and which are brought, kept, used and disposed of in strict compliance with Legal Requirements.

37.2 Notices. Tenant shall provide to Landlord promptly, and in any event immediately upon Tenant's receipt thereof, a copy of any notice or notification with respect to (a) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Premises; (b) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Premises; (c) any claim made or threatened by any Person against Tenant or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (d) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Premises, including any complaints, notices, warnings or asserted violations in connection therewith.

37.3 Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Premises, or if Tenant, Landlord or the Premises becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Premises, Tenant shall promptly notify Landlord of such event and, to the extent that such contamination has been caused by Tenant, at its sole cost and expense, Tenant shall cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord's costs and expenses incurred in connection therewith.

37.4 Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, "Environmental Costs") incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, during the Term and caused by Tenant: (a) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Premises (collectively, "Handling"); (b) the presence of any Hazardous Substances in, on, under or about the Premises and (c) the violation of any Legal Requirements (including Environmental Laws). "Environmental Costs" include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual, consequential and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney's fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing. Without limiting the scope or generality of the foregoing, Tenant expressly agrees to reimburse Landlord for any and all costs and expenses incurred by Landlord:

37.4.1 In investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Premises;

37.4.2 In bringing the Premises into compliance with all Legal Requirements; and

37.4.3 Removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Premises.

If any claim is made hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within thirty (30) calendar days after receipt by Tenant of notice thereof. If any such claim is not so paid and Landlord is ultimately found or agrees to be responsible therefore, Tenant agrees also to pay interest on the amount paid from the date of the first notice of such claim, at the Overdue Rate.

37.5 Environmental Inspection. If Landlord reasonably believes the Premises to be in violation of applicable Environmental Laws, then (a) Landlord shall have the right, from time to time, and upon not less than five (5) business days' written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Premises and the Expansion to determine the existence or presence of Hazardous Substances on or about the Premises or the Expansion; (b) Landlord shall have the right to enter and inspect the Premises and the Expansion without disruption to Tenant's business, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Premises or the Expansion; and (c) Landlord may retain such experts as it deems necessary or desirable to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be

intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant's tenancy.

37.6 Survival. The obligations set forth in this Section shall survive the expiration or earlier termination of the Lease.

SECTION 38

38.1 Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into one or more short form memoranda of this Lease, each in form suitable for recording under the laws of the applicable State. Tenant shall pay all costs and expenses of recording any such memoranda and shall fully cooperate with Landlord in removing from record any such memoranda upon the expiration or earlier termination of the Term.

SECTION 39

39.1 Sale of Assets. Notwithstanding any other provision of this Lease, Landlord shall not be required to (a) sell or transfer the Premises, or any portion thereof, which is a real estate asset as defined in Section 856(c)(5)(B) of the Code, or functionally equivalent successor provision, of the Code, to Tenant if Landlord's counsel advises Landlord that such sale or transfer may not be a sale of property described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code; or (b) sell or transfer the Premises, or any portion thereof, to Tenant if Landlord's counsel advises Landlord that such sale or transfer could result in an unacceptable amount of gross income for purposes of the Ninety-Five percent (95%) gross income test contained in Section 856(c)(2), or functionally equivalent successor provision, of the Code. If Tenant has the right or obligation to purchase the property pursuant to the terms herein, and if Landlord determines not to sell such property pursuant to the above sentence, then Tenant shall purchase such property, upon and subject to all applicable terms and conditions set forth in this Lease, including the provisions of Section 40.1, at such time as the transaction, upon the advice of Landlord's counsel, would be a sale of property (to the extent the Premises is a real estate asset) described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code, and would not result in an unacceptable amount of gross income to Landlord for purposes of the Ninety-Five Percent (95%) gross income test contained in Section 856(c)(2), or functionally equivalent successor provision of the Code and until such time Tenant shall lease the Premises and the Expansion from Landlord for the then current Minimum Rent under this Lease.

SECTION 40

40.1 Intentionally Omitted.

SECTION 41

41.1 Authority. If Tenant is a corporation, limited liability company, trust, or partnership, Tenant and each individual executing this Lease on behalf of Tenant represent and warrant that each is duly authorized to execute and deliver this Lease on behalf of Tenant and

shall concurrently with the execution and delivery of this Lease to Landlord deliver to Landlord evidence of such authority satisfactory to Landlord.

SECTION 42

42.1 Attorneys' Fees. If Landlord or Tenant brings an action or other proceeding (including an arbitration pursuant to Section 44) against the other to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable attorneys' fees incurred therein.

SECTION 43

43.1 Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker (except for the Tenant's broker described in the Purchase Contract, which broker shall not be entitled to a separate commission upon the rents payable this Lease) which would give rise to the payment of any fee or brokerage commission in connection with this Lease and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

SECTION 44

44.1 Submission to Arbitration.

44.1.1 Except as provided below, any controversy, dispute or claim of whatsoever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort or statute, shall be determined by final and binding, confidential arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes ("CPR"), by a sole arbitrator mutually selected by Landlord and Tenant from among the CPR Panel of Distinguished Neutrals; provided, however, that if the CPR (or any successor organization thereto) no longer exists, then such arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its then-existing Commercial Arbitration Rules, and the sole arbitrator shall be selected in accordance with such AAA rules. Any arbitration hereunder shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16 (or any successor legislation thereto), and judgment upon the award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. If Landlord and Tenant are not able to agree on an arbitrator, then an arbitrator shall be appointed by the CPR or AAA upon application by either party. The cost of the arbitrator and the expenses relating to the arbitration (exclusive of legal fees) shall be borne equally by Landlord and Tenant unless otherwise specified in the award of the arbitrator. Such fees and costs paid or payable to the

arbitrator shall be included in "costs and reasonable attorneys' fees" for purposes of Section 42.1 and the arbitrator shall specifically have the power to award to the prevailing party pursuant to such Section 42.1 such party's costs and expenses incurred in such arbitration, including fees and costs paid to the arbitrator.

44.1.2 The provisions of this Section shall not apply to:

(a) Any unlawful detainer or other similar summary or expedited proceeding for ejectment or recovery of possession of the Premises instituted by Landlord in accordance with applicable Legal Requirements as the result of an Event of Default or alleged Event of Default by Tenant pursuant to this Lease, and any compulsory counterclaim of Tenant with respect thereto. In addition, if permitted by applicable Legal Requirements, Landlord shall be entitled in connection with any such proceeding to seek any damages to which it is entitled at law, including those set forth in Section 16.

(b) Any specific controversy, dispute, question or issue as to which this Lease specifically provides another method of determining such controversy, dispute, question or issue and provides that a determination pursuant to such method is final and binding, unless both Landlord and Tenant agree in writing to waive such procedure and proceed instead pursuant to this Section.

(c) Any request or application for an order or decree granting any provisional or ancillary remedy (such as a temporary restraining order or injunction) with respect to any right or obligation of either party to this Lease, and any preliminary determination of the underlying controversy, dispute, question or issue as is required to determine whether or not to grant such relief. A final and binding determination of such underlying controversy, dispute, question or issue shall be made by an arbitration conducted pursuant to this Section after an appropriate transfer or reference to the arbitrator selected pursuant to this Section upon motion or application of either party hereto. Any ancillary or provisional relief which is granted pursuant to this clause (c) shall continue in effect pending an arbitration determination and entry of judgment thereon pursuant to this Section.

SECTION 45

45.1 Miscellaneous.

45.1.1 Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of, Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination. In addition, all claims against, and all liabilities and indemnities hereunder of, Tenant shall continue in full force and effect and in favor of the Landlord named herein and its successors and assigns, notwithstanding any conveyance of the Premises to Tenant.

45.1.2 Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

45.1.3 Non-Recourse. Tenant specifically agrees to look solely to the Premises (and any proceeds thereof) for recovery of any judgment from Landlord. It is specifically agreed that no constituent partner in Landlord or officer, director or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.

45.1.4 Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Section 24.1, upon Tenant and its successors and assigns.

45.1.5 Termination Date. If this Lease is terminated by Landlord or Tenant under any provision hereof, and upon the expiration of the Term (collectively, the "termination date"), the following shall pertain:

(a) Tenant shall vacate and surrender the Premises to Landlord in the condition required by this Lease. Prior to such vacation and surrender, Tenant shall remove any items which Tenant is permitted or required to remove hereunder. Tenant shall, at Tenant's cost, repair any damage to such Premises caused by such vacation and/or removal of any items which Tenant is required or permitted hereunder to remove. Any items that Tenant is permitted to remove but which Tenant fails to remove prior to the surrender to Landlord of such Premises shall be deemed abandoned by Tenant, and Landlord may retain or dispose of the same as Landlord sees fit without claim by Tenant thereto or to any proceeds thereof. If Landlord elects to remove and dispose of any such items abandoned by Tenant, the cost of such removal and disposal shall be an Additional Charge payable by Tenant to Landlord upon demand.

(b) Without limiting any other provision of this Lease, upon any such termination or expiration of this Lease, the following shall pertain:

(i) Tenant agrees to defend, protect, indemnify, defend and hold harmless Landlord from and against any and all claims, costs, losses, expenses, damages, actions, and causes of action for which Tenant is responsible under this Lease (including Tenant's indemnification obligations under this Lease that accrue or have accrued on or before the termination date.

(ii) Tenant shall remain liable for the cost of all utilities used in or at the Premises through the termination date and accrued and unpaid, whether or not then billed, as of the termination date until full payment thereof by Tenant. Tenant shall obtain directly from the companies providing such services closing statements for all services rendered through the termination date and shall promptly pay the same. If any utility statement with respect to such Premises includes charges for a period partially prior to and partially subsequent to the termination date, such charges shall be prorated as between Landlord and Tenant, with Tenant responsible for the portion thereof (based upon a fraction the numerator of which is the number of days of service on such statement through the termination date and the denominator of which

is the total number of days of service on such statement) through the termination date and Landlord shall be responsible for the balance. The party receiving any such statement which requires proration hereunder shall promptly pay such statement and the other party shall, within ten (10) days after receipt of a copy of such statement, remit to the party paying the statement any amount for which such other party is responsible hereunder.

(iii) Tenant shall remain responsible for any and all Impositions imposed against the Premises, the Personal Property with a lien date prior to the termination date (irrespective of the date of billing therefor) and for its pro rata share of any Impositions imposed in respect of the tax-fiscal period during which the Term terminates as provided in Section 4.1.6, and Tenant shall indemnify and hold Landlord harmless with respect to any claims for such Impositions or resulting from nonpayment thereof.

(iv) Tenant shall observe any covenant or agreement of Tenant in this Lease that is intended to or expressly provides that it shall survive the expiration or sooner termination of this Lease.

45.1.6 Governing Law. THIS LEASE WAS NEGOTIATED IN THE STATE IN WHICH THE PREMISES ARE LOCATED, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

45.1.7 Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES, THE IN WHICH THE PREMISES ARE LOCATED. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (B) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT, SUBJECT TO SECTION 44, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

45.1.8 Entire Agreement. This Lease, the Exhibits hereto and thereto and such other documents as are contemplated hereunder or thereunder, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this Lease.

45.1.9 Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

45.1.10Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

45.1.11Joint and Several. If more than one Person is the Tenant under this Lease, the liability of such Persons under this Lease shall be joint and several.

45.1.12Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

45.1.13Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established.

45.1.14Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

SECTION 46

46.1.1 Provisions Relating to Treatment of Lease. Landlord and Tenant hereby acknowledge and agree that this Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan, and that Landlord shall be entitled to all the benefits of ownership of the Premises, including depreciation for all federal, state and local tax purposes.

SECTION 47

47.1 HIPAA. Tenant's patient files are confidential to the patients, as provided in accordance with the provisions of the Health Insurance Portability and Accountability Act of 1996, as amended ("**HIPAA**"), and the Texas Medical Records Privacy Act, Texas Health and Safety Code, Chapter 181, as amended, and other federal and state confidentiality statutes, and their corresponding regulations, all as amended, concerning the privacy of medical and business records (collectively, the "**Privacy Laws**"). Notwithstanding any default by Tenant or the

exercise by Landlord of any right of entry into the Premises or of any lien rights, Landlord covenants and agrees to (a) comply with the provisions regarding HIPAA and the Privacy Laws and not access such files or any equipment holding such files, and use all reasonable precautions to assure that no employee, agent or contractor of Landlord will access such files; (b) provide Tenant with access to Tenant's patient files at all times; and (c) to comply with the Privacy Laws to the extent such regulations require Landlord to keep any patient information obtained during Landlord's entry confidential. In addition, notwithstanding any other provision of this Lease, Landlord specifically agrees to allow Tenant to install locks on certain areas within the Premises designated as "secure" areas to the extent required in order to store medicines and to comply with the Privacy Laws. Landlord shall be prohibited from marketing specifically on behalf of Tenant without prior written approval from Tenant.

[Signature pages follow]

"TENANT"

WITNESSED:

STAR MEDICAL CENTER, LLC
a Texas limited liability company

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Witness

By: ______________________________
Name: ______________________________
Title: ______________________________

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Witness

IN WITNESS WHEREOF, the parties have caused this lease to be executed and attested by their respective officers thereunto duly authorized.

"LANDLORD"

WITNESSED:

GMR PLANO, LLC, a Delaware limited liability company d/b/a
GMR HC PLANO, LLC

By: ______________________________
Name: ____________________________
Title: _____________________________

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Witness

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Witness

EXHIBIT A
LEGAL DESCRIPTION

EXHIBIT B
EXPANSION WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the Expansion. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Expansion, in sequence, as such issues will arise during the actual construction of the Expansion. All references in this Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of the Lease to which this Work Letter is attached, and of which this Work Letter forms a part, and all references in this Work Letter to Sections of "this Work Letter" shall mean the relevant portions of Sections 1 through 4 of this Work Letter.

1. Tenant Improvements

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance in the amount of the Expansion Allowance for the costs relating to the initial design and construction of the Expansion. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Expansion Allowance.

2.2 Disbursement of the Expansion Allowance.

2.2.1 Expansion Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "Expansion Allowance Items"):

2.2.1.1 Payment of the fees of the "Architect" and the "Engineers", as those terms are defined in Section 2.1 of this Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Work Letter, not exceed an aggregate amount equal to $[TO BE ADDED] per rentable square foot of the Expansion, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the review of the "Construction Drawings," as that term is defined in Section 2.1 of this Work Letter;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Expansion;

2.2.1.3 The cost of construction of the Expansion, including, without limitation, labor, materials, testing and inspection costs, trash removal costs, architectural fees, and contractors' fees and general conditions;

2.2.1.5 The cost of any changes to the Construction Drawings or the Expansion required by applicable building codes (the "Code");

2.2.14 The cost of the "Coordination Fee," as that term is defined in Section 3.2.2 of this Work Letter; and

2.2.1.5 Sales and use taxes.

2.2.2 One Time Disbursement. Subject to the provisions of this Tenant Work Letter, a check for the Expansion Allowance payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Expansion, provided that (i) Tenant delivers invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to the Expansion and proof of Tenant's payment thereof; (ii) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with Texas law, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, lifesafety or other systems of the Premises or the structure or exterior appearance of the Premises; (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Expansion has been substantially completed; (iv) a final certificate of occupancy for the Expansion; (v) proof that all Legal Requirements for the operation of the Expansion for the Primary Intended Use have satisfied been obtained; and (vi) all other information reasonably requested by Landlord. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the Expansion Allowance, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request. Landlord shall only be obligated to make a disbursement from the Expansion Allowance to the extent costs are incurred by Tenant for Expansion Allowance Items. All Expansion Allowance Items for which the Expansion Allowance has been made available shall be deemed Landlord's property under the terms of this Lease.

3. Construction Drawings

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner approved by Landlord (the "Architect") to prepare the Construction Drawings" as that term is defined in this Section 3.1. Tenant shall retain the engineering consultants approved by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work for the Expansion. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord's approval. Tenant and Architect shall verify, in the field, the dimensions and conditions of the Expansion, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any

advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2 Final Conceptual Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final conceptual plan for the Expansion before any architectural working drawings or engineering drawings have been commenced (the "Final Conceptual Plan"). Landlord may request clarification or more specific drawings for special use items not included in the Final Conceptual Plan. Landlord shall advise Tenant within thirty (30) days after Landlord's receipt of the Final Conceptual Plan for the Expansion if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Conceptual Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3 Final Working Drawings. After the Final Conceptual Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications to enable the Engineers and the Architect to complete the Final Working Drawings (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Conceptual Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Expansion, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow contractors and subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within thirty (30) days after Landlord's receipt of the Final Working Drawings for the Expansion if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Expansion by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed.

4. Construction of the Expansion.

4.1 Tenant's Selection of Contractors.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Expansion, subject to Landlord's approval (the "Contractor").

4.1.2 Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord does not approve any of Tenant's proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord's written approval.

4.2 Construction of Expansion by Tenant's Agents.

4.2.1 Construction Contract: Cost Budget. Prior to Tenant's execution of the construction contract and general conditions with Contractor (the "Contract"), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the construction of the Expansion, and after Tenant has accepted all bids for the Expansion, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.5, above, in connection with the design and construction of the Expansion to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). Prior to the commencement of construction of the Expansion, Tenant shall supply Landlord with cash in an amount (the "Over-Allowance Amount") equal to the difference between the amount of the Final Costs and the amount of the Expansion Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Expansion). In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Expansion shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant to Landlord promptly as an addition to the Over-Allowance Amount or at Landlord's option, Tenant shall make payments for such additional costs out of its own funds.

4.2.2 Tenant's Agents.

4.2.2.1 Landlord's General Conditions for Tenant's Agents and Expansion Work. Tenant's and Tenant's Agent's construction of the Expansion shall comply with the following: (i) the Expansion shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant's Agents shall submit schedules of all work relating to the Expansion to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule.

4.2.2.2 Indemnity. Tenant's indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Expansion and/or Tenant's disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Expansion, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Expansion.

4.2.2.3 Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Expansion for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the rent commencement date for the Expansion. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Expansion or the balance of the Premises that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Expansion shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.2 Special Coverages. Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Expansion, and such other insurance as Landlord may require, it being understood and agreed that the Expansion shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of

construction of the Expansion and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Expansion or any other portion of the Premises is damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Expansion is fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of the Expansion and naming Landlord as a co-obligee.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Expansion at all times, provided however, that Landlord's failure to inspect the Expansion shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Expansion constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Expansion, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Expansion shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Expansion and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or lifesafety systems of the Premises, the structure or exterior appearance of the Premises, Landlord may take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Expansion until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction.

4.2.5 Meetings. Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction

Drawings and the construction of the Expansion, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.

4.3 Notice of Completion: Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Expansion, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Texas law and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Expansion, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Expansion.

5. Miscellaneous

5.1 Time of the Essence in this Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant's Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an Event of Default has occurred at any time on or before the Substantial Completion of the Expansion, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Expansion Allowance and/or Landlord may cause Contractor to cease the construction of the Expansion (in which case, Tenant shall be responsible for any delay in the substantial completion of the Expansion caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

EXHIBIT C
LETTER OF CREDIT FORM

IRREVOCABLE STANDBY LETTER OF CREDIT

LETTER OF CREDIT NO.:________________________

DATE:___________, 20__

ISSUING BANK:____________________________

ADDRESS: ________________________
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FACSIMILE NO.:________________________

EXPIRATION DATE:_____________________, 20__, AT OUR COUNTERS

AMOUNT:_________________________ US DOLLARS ($_____________)

BENEFICIARY:___________________________

ADDRESS: ________________________
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FACSIMILE NO.:________________________

WE HEREBY ESTABLISH IN YOUR FAVOR OUR IRREVOCABLE LETTER OF CREDIT NO.______________ IN THE AMOUNT OF ________________ US DOLLARS ($_______________) FOR THE ACCOUNT OF [TENANT]. DRAW(S) UP TO THE MAXIMUM AGGREGATE AMOUNT AVAILABLE UNDER THIS LETTER OF CREDIT, ARE PAYABLE BY US WITHIN TWO BUSINESS DAYS AFTER OUR RECEIPT ON OR PRIOR TO OUR CLOSE OF BUSINESS ON THE EXPIRATION DATE, OF ONE OR MORE DRAW STATEMENTS PURPORTEDLY SIGNED BY YOUR AUTHORIZED OFFICER OR REPRESENTATIVE OR, IF THIS LETTER OF CREDIT IS TRANSFERRED, BY AN AUTHORIZED OFFICER OR REPRESENTATIVE OF ANY TRANSFEREE BENEFICIARY. EACH DRAW STATEMENT SHOULD BE ADDRESSED TO US, REFERENCE THIS LETTER OF CREDIT BY NUMBER, SPECIFY THE AMOUNT OF THE DRAW REQUEST, SET FORTH WIRE TRANSFER INSTRUCTIONS AND CONTAIN, IN SUBSTANCE, THE FOLLOWING STATEMENT (WITH THE AMOUNT OF THE DRAW REQUEST AND WIRE TRANSFER INSTRUCTIONS COMPLETED): "BENEFICIARY HEREBY DRAWS ON LETTER OF CREDIT NO.________________ IN THE AMOUNT OF $_____________. FUNDS IN RESPECT OF THIS DRAW REQUEST SHOULD BE WIRE TRANSFERRED TO ___________ BANK, ROUTING NO. __________, ACCOUNT NO. ____________ FOR CREDIT TO THE ACCOUNT OF ___________________________." NO FURTHER INFORMATION SHALL BE REQUIRED ON SUCH DEMAND.

THIS LETTER OF CREDIT SHALL INITIALLY EXPIRE ON ___________________, 20___. SUCH EXPIRATION DATE SHALL BE AUTOMATICALLY EXTENDED WITHOUT NOTICE OR AMENDMENT FOR PERIODS OF ONE (1) YEAR, BUT IN NO EVENT LATER THAN _______________, 20___, UNLESS AT LEAST SIXTY (60) DAYS BEFORE ANY EXPIRATION DATE, WE NOTIFY YOU BY REGISTERED MAIL OR OVERNIGHT COURIER SERVICE AT YOUR ADDRESS ABOVE (OR ANY OTHER ADDRESS OF WHICH YOU PROVIDE US NOTICE AT OUR ADDRESS SET FORTH ABOVE), THAT THIS LETTER OF CREDIT IS NOT EXTENDED BEYOND THE CURRENT EXPIRATION DATE. UPON RECEIPT BY YOU OF SUCH NOTIFICATION, YOU MAY DRAW ON THIS LETTER OF CREDIT AS SET FORTH ABOVE, PROVIDED THAT THE AMOUNT OF YOUR DRAW SHALL NOT EXCEED THE TOTAL AMOUNT AVAILABLE FOR PAYMENT HEREUNDER.

DRAW REQUESTS NEED NOT BE PRESENTED AS ORIGINALS AND MAY BE SUBMITTED IN PERSON, BY COURIER, BY MAIL OR BY FACSIMILE TO OUR ADDRESS OR FACSIMILE NUMBER STATED ABOVE.

THIS LETTER OF CREDIT IS TRANSFERABLE ONE OR MORE TIMES IN WHOLE BUT NOT IN PART UPON OUR RECEIPT OF A TRANSFER REQUEST IN THE FORM ATTACHED AS EXHIBIT A, SIGNED BY THE THEN CURRENT BENEFICIARY. THE CHARGE FOR EACH TRANSFER IS LIMITED TO $100.

THIS LETTER OF CREDIT IS GOVERNED BY THE INTERNATIONAL STANDBY PRACTICES 1998 (ICC PUBLICATION NO. 590), EXCEPT TO THE EXTENT THE SAME WOULD BE INCONSISTENT WITH THE EXPRESS PROVISIONS HEREOF. WE HEREBY WAIVE AND DISCLAIM RIGHTS OF SUBROGATION IN RESPECT OF ANY DRAW MADE BY YOU, WHETHER ARISING UNDER THE UNIFORM COMMERCIAL CODE OR OTHERWISE.

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AUTHORIZED OFFICER

EXHIBIT A

Transfer Form

LEASE GUARANTY

THIS GUARANTY OF LEASE is made this ____ day of _________, 20__, by **LUMIN HEALTH, LLC** d/b/a Lumin Health (the "Guarantor"), in favor of **GMR PLANO, LLC, a Delaware limited liability company d/b/aGMR HC PLANO, LLC,** a Delaware limited liability company (the "Landlord").

W I T N E S S E T H:

WHEREAS, the Guarantor desires to induce Landlord to enter into a lease with Star Medical Center, LLC, a Texas limited liability company (the "Tenant"), with respect to certain premises, consisting of a 24,000 square foot acute care hospital located at 4100 Mapleshade Lane, Plano, Texas 75075 (the "Lease"), such Lease being of even date herewith; and

WHEREAS, the entering into of the Lease by Landlord and Tenant will be of direct pecuniary advantage to Guarantor;

NOW, THEREFORE, in consideration of One Dollar ($1.00) paid by Landlord to Guarantor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby covenants and agrees with the Landlord, as follows:

1. Guarantor, as majority owner of Tenant hereby guarantees that it will (a) cause to be executed, as often as necessary, the cash call/capital call provision contained in Tenant's operating agreement, in order to ensure that Tenant maintains sufficient ongoing liquidity to satisfy current rent payments throughout the Term of the Lease, and (b) fund its share of such capital calls. In the event that any sums are due under the Lease and Guarantor fails to execute and perform on any capital call, Guarantor shall be liable for the sums owed by Tenant.

2. The Guarantor does hereby further agree that Guarantor's liability hereunder as Guarantor shall not be prejudiced, impaired or affected by any of the following, whether with or without its knowledge or consent: (a) any renewal or extension of the time of payment of the rent or other sums due under the Lease or of the time for performance by any party obligated under the Lease; (b) by any forbearance or delay in enforcing the payment of the rent or other sums due under the Lease or enforcing the obligations of any party to the Lease; (c) by any modification, addition or alteration of the terms, tenor or provisions of the Lease or (d) by the release of any other collateral Landlord may hold for the obligations of Tenant.

3. This Guaranty is and shall be construed to be an irrevocable, absolute, unlimited and continuing guaranty of payment and performance, and the liability of Guarantor hereunder and Landlord's right to pursue Guarantor shall not be affected, delayed, limited, impaired or discharged, in whole or in part, by reason of an extension or discharge that may be granted to the Tenant by any court in proceedings under the Bankruptcy Code, or any amendments thereof, or under any other state or other federal statutes. The Guarantor expressly waives the benefits of any extension or discharge granted to Tenant. This Guaranty shall survive notwithstanding the expiration or termination of the Lease with respect to any sums previously received from Tenant or from Guarantor that Landlord may be required to repay in such proceeding.

4. The Landlord shall have the right to proceed against Guarantor immediately upon any default by the Tenant in payment or performance of any obligation under the Lease, and Landlord shall not be required to take any action or proceedings of any kind against the Tenant or any other party liable for the Tenant's debts or obligations or to look to any other collateral Landlord may have for the obligations of Tenant under the Lease. Should Landlord desire to proceed against Guarantor and Tenant in the same action, Guarantor agrees that Guarantor may be joined in any such action against Tenant and that recovery may be had against Guarantor to the extent of Guarantor's liability in such action.

5. If Landlord calls upon Guarantor to honor, pay or perform all or part of any obligation of the Tenant, and Guarantor fails to honor such demand, the debt or obligation owed the Landlord pursuant to this Guaranty shall bear interest at the Interest Rate set forth in the Lease. In case Guarantor fails or refuses to honor this Guaranty, the Landlord is hereby authorized to utilize such legal means as Landlord deems proper to enforce this Guaranty, through the efforts of its employees, agents, or attorneys, and Guarantor shall pay all costs of enforcement and collection, including but not limited to court costs, reasonable attorneys' fees, depositions and expert witnesses.

6. If a corporation, partnership, limited liability company or other entity is executing this Guaranty, the Guarantor and the individual executing this Guaranty on behalf of the Guarantor personally warrant that execution and delivery hereof and the assumption of liability hereunder have been in all respects authorized and approved by proper action on the part of the Guarantor, that the Guarantor has full authority and power to execute this Guaranty, that the Guarantor is duly formed and in good standing in the state of its formation and that the Guarantor is authorized to do business in the state in which the premises subject to the Lease are located.

7. The Guaranty shall be binding upon and inure to the benefit of the heirs, personal and legal representatives, successors and assigns of Guarantor and the Landlord. The Landlord shall have the right to assign and transfer this Guaranty to any assignee of the Lease, and this Guaranty shall be deemed to run with the Lease. The Landlord's successors and assigns shall have the rights, elections, remedies, and privileges, discretions and powers granted hereunder to the Landlord and shall have the right to rely upon this Guaranty and to enter into and continue other and additional transactions with the Tenant in reliance hereon, in the same manner and with the same force and effect as if they were specifically named as the Landlord herein.

8. This Guaranty shall constitute a Texas contract, and be governed by the laws of the State of Texas. The undersigned hereby voluntarily submits to the jurisdiction of any court in the State of Texas having jurisdiction over the subject matter of this instrument, and hereby constitutes the Secretary of State of the State of Texas as its agent for service of process in connection with any suit or proceeding arising hereunder.

9. Failure of the Landlord to insist in any one or more instances upon strict performance of any one or more of the provisions of this Guaranty or to take advantage of any of

its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

10. The Landlord shall have the right, without affecting Guarantor's obligations hereunder, and without demand or notice, to collect first from the Tenant, and to exercise its rights of setoff against any asset of the Tenant, and to otherwise pursue and collect from the Tenant any other indebtedness of the Tenant to the Landlord not covered by this Guaranty, and any sums received from the Tenant, whether by voluntary payment, offset, or collection efforts, may be applied by the Landlord as it sees fit, including the application of all such amounts to other debts not guaranteed by Guarantor. Subrogation rights or any other rights of any kind of Guarantor against the Tenant, if any, shall not become available until all indebtednesses and obligations of the Tenant to the Landlord are paid in full. This Guaranty shall survive the expiration or termination of the Lease to the extent the obligations of the Tenant thereunder likewise survive.

11. Landlord may proceed against any collateral securing the obligations of Tenant and against parties liable therefor in such order as it may elect, and Guarantor shall not be entitled to require Landlord to marshall assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

12. Landlord may, in its sole discretion and with or without consideration, release any collateral securing the obligations of Tenant or release any party liable therefor. The defenses of impairment of collateral and impairment of recourse and any requirement of diligence on Landlord's part in perfecting or enforcing any lien granted in the Lease or in collecting the obligations under the Lease are hereby waived.

13. Within ten (10) days after request therefor by Landlord, or in the event of any sale, assignment or hypothecation of the property of which the premises leased by Tenant are a part, Guarantor agrees to deliver in recordable form, an estoppel certificate to any proposed ground lessor, mortgagee or purchaser, or to Landlord, signed by Guarantor certifying that this Guaranty is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), that there are no defenses or offsets thereto (or stating those claimed by Guarantor), and such other matters as may be requested. If Guarantor fails to deliver such certificate as required herein, Guarantor shall be deemed to have conclusively agreed to and be bound by all matters set forth in the certificate as submitted by the requesting party.

14. Guarantor hereby waives any requirement of presentment, protest, notice of dishonor, notice of default, demand, and all other actions or notices that may be required on Landlord's part in connection with the obligations guaranteed hereby.

15. GUARANTOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO THIS GUARANTY.

16. In the event any portion of this Guaranty shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed

severed from this Guaranty, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Guaranty.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first set forth above.

WITNESS:	**GUARANTOR:**
	LUMIN HEALTH, LLC, a ____________
______________________________	By:______________________________
	Name:______________________________
	Title:______________________________